UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Realty Income Corporation
(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 21, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Realty Income Corporation, a Maryland corporation, to be held at 9:00 AM, local time, on May 6, 2014 at the San Diego Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130.

At the Annual Meeting, you will be asked to consider and vote upon:

(1) The election of the seven directors named in the accompanying Proxy Statement to serve until the 2015 annual meeting of stockholders and until their respective successors are duly elected and qualify.

(2) The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014.

(3) A non-binding advisory proposal to approve the compensation of our named executive officers, as described in the accompanying Proxy Statement (the “say on pay vote”).

(4) The transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments of the Annual Meeting.

These proposals are more fully described in the accompanying Proxy Statement.  We urge you to carefully review the Proxy Statement.

Our Board of Directors recommends a vote FOR the election of the seven director nominees to serve until the next annual meeting and until their respective successors are duly elected and qualify; a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014; and a vote FOR the say on pay vote.

YOUR VOTE IS IMPORTANT TO US, WHETHER YOU OWN FEW OR MANY SHARES!

Please complete, date and sign the enclosed proxy card and return it in the accompanying postage paid envelope or authorize your proxy by internet or telephone, even if you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

Sincerely,

/s/ JOHN P. CASE
JOHN P. CASE
Director, Board of Directors,
Chief Executive Officer

REALTY INCOME CORPORATION

A Maryland corporation

600 La Terraza Boulevard

Escondido, California  92025-3873

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 AM, Pacific Daylight Time, on Tuesday, May 6, 2014.

PLACE	San Diego Marriott Del Mar 11966 El Camino Real San Diego, California 92130

ITEMS OF BUSINESS

PROPOSAL 1 – The election of the following seven nominees to serve until the 2015 annual meeting of stockholders and until their respective successors are duly elected and qualify: (1) Kathleen R. Allen, Ph.D., (2) John P. Case, (3) A. Larry Chapman, (4) Priya Cherian Huskins, (5) Michael D. McKee, (6) Gregory T. McLaughlin and (7) Ronald L. Merriman.

PROPOSAL 2 – The ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014.

PROPOSAL 3 – A non-binding advisory proposal to approve the compensation of our named executive officers as described in this Proxy Statement.

Additionally, the transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments of the Annual Meeting.

The above items of business are more fully described in the accompanying Proxy Statement, which forms a part of this Notice.

Management will report on the current activities of Realty Income and comment on its future plans. A discussion period is planned so that stockholders will have an opportunity to ask questions and make appropriate comments.

RECORD DATE	You can vote if you were a holder of record of our common stock at the close of business on March 6, 2014.

PROXY VOTING

YOUR VOTE IS IMPORTANT! If you plan to be present, please notify Michael R. Pfeiffer, Executive Vice President, General Counsel and Secretary, so that identification can be prepared for you. Whether or not you plan to attend the Annual Meeting, please execute, date and promptly return the enclosed proxy or authorize your proxy by internet or telephone. A return envelope is enclosed for your convenience and requires no postage for mailing in the United States. If you are present at the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

March 21, 2014	By Order of the Board of Directors, /s/ MICHAEL R. PFEIFFER Michael R. Pfeiffer Executive Vice President, General Counsel and Secretary

Only holders of record of our common stock at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

REALTY INCOME CORPORATION

600 La Terraza Boulevard

Escondido, California  92025-3873

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

May 6, 2014

Beginning at 9:00 A.M. Pacific Daylight Time

and at any postponements or adjournments of the Annual Meeting

Our Board of Directors is soliciting proxies for the 2014 Annual Meeting of Stockholders, or the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. In this Proxy Statement, “Realty Income,” the “company,” “we” and “our” refer to Realty Income Corporation, a Maryland corporation. A copy of our 2013 Annual Report, the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy card are being mailed to our stockholders beginning on or about April 1, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 6, 2014:

The Notice of Annual Meeting, this proxy statement, a form of proxy card and our 2013 annual report to stockholders are available on our website at www.realtyincome.com/investing/2014-annual-docs.shtml.  You are encouraged to access and review all of the information contained in the proxy materials before voting.

FREQUENTLY ASKED QUESTIONS

Why did I receive these proxy materials?

We are providing these proxy materials to our stockholders in connection with the solicitation of proxies by our Board of Directors for exercise at the Annual Meeting.

You are invited to attend our Annual Meeting, which will be held at the San Diego Marriott Del Mar, 11966 El Camino Real, San Diego, California 92130. Stockholders will be admitted to the Annual Meeting at 8:30 AM.

Do I need a ticket to attend the Annual Meeting?

No, you do not need a ticket, but you will need to register and identify yourself as a stockholder in order to receive certain Annual Meeting materials when you arrive.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will consider and vote upon:

•                  The election of seven directors to serve until the 2015 annual meeting of stockholders and until their respective successors are duly elected and qualify;

•                  The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014;

•                  A non-binding advisory proposal to approve the compensation of our named executive officers as described in this Proxy Statement (the “say on pay vote”);

•                  The transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments of the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on March 6, 2014 are entitled to receive notice of and to vote their shares at the Annual Meeting.  As of that date, there were 207,612,524 shares of common stock outstanding and entitled to vote. Each outstanding share of our common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a stockholder of record or as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the “stockholder of record.” In this case, you receive your dividend check from Wells Fargo Shareowner Services.  This year we have engaged the services of Broadridge Financial Solutions (“Broadridge”) to mail our proxy materials to our registered holders.

If your shares are held in a brokerage account, or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. These proxy materials have been forwarded to you by your broker, bank, or other holder of record. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for authorizing your proxy by telephone or on the internet.

Is it necessary to vote if my shares are held in my brokerage account?

It is important to vote your shares even if your shares are held in a brokerage account.  Otherwise, your shares may not be voted on certain matters unless you have a “Legal Proxy” in place authorizing them to vote your shares on your behalf, or you provide voting instructions to your broker, bank or other holder of record.  If you are unsure, then please vote your Realty Income shares using the voting information provided.

How do I vote?

You may vote using any of the following methods:

By Mail

Be sure to complete, sign and date the proxy card or voting instruction form and return it in the prepaid envelope. If you are a stockholder of record, and the prepaid envelope is missing, please mail your completed proxy to: Realty Income Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717, Attn: Vote Processing.

By Telephone

Stockholders may authorize their proxies by telephone. The telephone voting procedures are designed to authenticate your identity, to allow you to authorize your proxy, to give your voting instructions and to confirm that those instructions have been properly recorded. You may authorize your proxy by calling the toll-free number on the proxy card or your broker’s voting instruction form.  Please have your card or form available when you call as it contains your “control number,” which will be required to identify yourself and authorize your proxy to vote your shares. Telephone facilities will be available 24 hours a day and will close at 11:59 P.M. Central Daylight Time on May 5, 2014. If you authorize your proxy by telephone, you do not have to return your proxy or voting instruction form.

By Internet

Stockholders may authorize their proxies on the internet by going to the website indicated on the proxy card or your broker’s voting instruction form. Step-by-step instructions on how to authorize or vote your proxy are provided on the voting sites.

In person at the Annual Meeting

All stockholders of record may vote in person at the Annual Meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person as your representative. If you are a beneficial owner of shares, you must obtain a Legal Proxy from your broker, bank or other holder of record and present it to the inspector of election at the Annual Meeting to be able to vote at the Annual Meeting.

What happens if I do not indicate my voting preferences?

If you are a stockholder of record and you submit your proxy card or authorize your proxy by telephone or internet, but do not indicate your voting preferences, the persons named in the proxy will vote the shares represented by that proxy FOR the election to the Board of Directors of the seven nominees listed in this proxy statement, FOR the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014, FOR the say on pay vote, and in the discretion of the proxy holders on any other matter that may properly come before the Annual Meeting.

If you hold your shares through a broker and do not instruct your broker on how to vote your shares, your broker cannot vote your shares on the election of directors or the say on pay vote, but can vote your shares on the proposal regarding ratification of the appointment of our auditor.

Can I change my vote after I submit my proxy?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by doing any one of the following:

•                  delivering to our Corporate Secretary a written notice of revocation prior to or at the Annual Meeting;

•                  signing and returning to our Corporate Secretary a proxy bearing a later date;

•                  authorizing another proxy by telephone or on the internet (your most recent telephone or internet authorization is used); or

•                  voting in person at the Annual Meeting.

If your shares are held in the name of a broker, bank, trust or other nominee, you may change your voting instructions by following the instructions provided by your broker, bank or other record holder in the voting instruction form.

Your attendance at the Annual Meeting will not by itself be sufficient to revoke a proxy unless you vote in person or give written notice of revocation to our Corporate Secretary before the polls are closed. Any written notice revoking a proxy should be sent to Michael R. Pfeiffer, our Corporate Secretary, at our corporate offices at 600 La Terraza Boulevard, Escondido, California 92025-3873.

How does our Board of Directors recommend you vote on the proposals?

Our Board of Directors recommends a vote FOR the election of the seven director nominees listed in this proxy to serve until the 2015 annual meeting and until their respective successors are duly elected and qualify. Our Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2014 and FOR the say on pay vote.

What are the quorum and voting requirements on our three proposals mentioned in this Proxy Statement?

The presence of the holders of a majority of outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner properly executes and returns a proxy card, but does not vote because the broker or other holder does not have discretionary voting power and has not received voting instructions from the beneficial owner.

Proposal 1 – Election of Directors.  Our Bylaws include a majority voting standard for the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors, you may either vote “FOR,” “AGAINST” or “ABSTAIN” as to each nominee. Cumulative voting is not permitted. Under the majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A majority of the votes cast means that the number of votes cast “FOR” a candidate for director exceeds the number of votes cast “AGAINST” that candidate for director. Brokers do not have discretionary authority to vote for directors. Abstentions and broker non-votes will not count as a vote cast “FOR” or “AGAINST” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast.

In accordance with the policy adopted by our Board of Directors, in this election, an incumbent candidate for director who does not receive the required votes for re-election is expected to offer his or her resignation to the Board of Directors. The Nominating/Corporate Governance Committee of the Board of Directors, or a committee of independent directors in the event the incumbent is a member of the Nominating/ Corporate Governance Committee, will then make a determination as to whether to accept or reject the tendered resignation, generally within 90 days after certification of the election results of the stockholder vote. Following such determination, we will publicly disclose the decision regarding any tendered resignation and the rationale behind such decision in a filing of a Current Report on Form 8-K with the Securities and Exchange Commission (“SEC”). If a director’s offer to resign is not accepted by the Board of Directors (or properly constituted committee) or such director does not otherwise submit his or her resignation to the Board of Directors, such director shall continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal.

Proposal 2 – Ratification of Selection of Independent Registered Public Accounting Firm.  The affirmative vote of a majority of all the votes cast is necessary for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014. Accordingly, abstentions will have no effect on the outcome of the vote with respect to ratification of the independent registered public accounting firm for the year ending December 31, 2014. If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the ratification of accountants if the broker does not receive voting instructions from you, and thus broker non-votes are not expected to result from this proposal.

Proposal 3 – Say on Pay Vote.  The affirmative vote of a majority of all the votes cast is necessary for the approval of the say on pay vote. Brokers do not have discretionary authority to vote your shares on the say on pay vote. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of the vote.

Will any other business be conducted at the Annual Meeting?

Our Board of Directors does not know of any matters to be presented at the meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted in accordance with the discretion of the person or persons voting the proxies. Under the New York Stock Exchange rules, if you are a beneficial owner, your bank, broker or other holder of record may not vote your shares on any contested stockholder proposal without instructions from you.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent convening or resumption of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the Annual Meeting as originally convened (except for any proxies that have effectively been revoked or withdrawn).

Who will count the vote?

Representatives of Broadridge will tabulate the votes and act as inspector of election.

Can I access the Notice of Annual Meeting, Proxy Statement and 2013 Annual Report on the internet?

These materials are available on our website and can be accessed at www.realtyincome.com/investing/2014-annual-docs.shtml.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies from our stockholders. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies by telephone, telegram, internet or otherwise. These directors, officers and employees will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation material will be furnished to brokerage firms, fiduciaries and other custodians who hold shares of our common stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their reasonable expenses incurred in forwarding such material.

Stockholders who authorize their proxies through the internet should be aware that they may incur costs to access the internet, such as usage charges from telephone companies or internet service providers and these costs must be borne by the stockholder.

Our common stock is traded on the New York Stock Exchange, or NYSE, under the ticker symbol “O”. On March 6, 2014, the last reported sale price for our common stock on the NYSE was $42.75 per share.

No person is authorized to make any representation with respect to the matters described in this Proxy Statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.

You are encouraged to read this Proxy Statement in its entirety.

* * * *

The date of this Proxy Statement is

March 21, 2014.

PROPOSAL 1

ELECTION OF DIRECTORS

Director Nominees

Based upon the recommendation of our Nominating/Corporate Governance Committee, our Board of Directors has nominated seven directors for re-election at the Annual Meeting to serve for a one-year term expiring at the annual meeting in 2015 and until their respective successors have been duly elected and qualify:

1.             Kathleen R. Allen, Ph.D.

2.             John P. Case

3.             A. Larry Chapman

4.             Priya Cherian Huskins

5.             Michael D. McKee

6.             Gregory T. McLaughlin

7.             Ronald L. Merriman

For more information regarding our nominees, please see “Board of Directors” below.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed KPMG LLP as the independent registered public accounting firm to audit our financial statements and internal control over financial reporting for the year ending December 31, 2014.  Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement if the representatives desire to do so. The representatives are also expected to be available to respond to appropriate questions.

Although ratification by our stockholders is not a prerequisite to the power of the Audit Committee to appoint KPMG LLP as our independent registered public accounting firm, our Board and the Audit Committee believes such ratification to be advisable and in the best interests of the company. Accordingly, stockholders are being requested to ratify, confirm and approve the appointment of KPMG LLP as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements for fiscal year 2014. If the stockholders do not ratify the appointment of KPMG LLP, the appointment of an independent registered public accounting firm will be reconsidered by the Audit Committee; however, the Audit Committee has appointed KPMG LLP notwithstanding the failure of the stockholders to ratify its appointment. If the appointment of KPMG LLP is ratified, the Audit Committee will continue to conduct an ongoing review of KPMG LLP’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace KPMG LLP at any time.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Our Board of Directors has determined to hold an annual “say on pay” advisory vote.  In accordance with our Board of Director’s determination and Section 14A of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and as a matter of good corporate governance, we are asking our stockholders to approve on a non-binding, advisory basis the compensation of our named executive officers (which consist of our Chief Executive Officer, former Chief Executive Officer, Chief Financial Officer and our next three highest paid executives), as such compensation is described in the Compensation Discussion and Analysis section beginning on page 22, the tabular disclosure regarding such compensation beginning on page 40 and the accompanying narrative disclosure set forth in this proxy statement.

We believe that our compensation policies and procedures are competitive, are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our stockholders.  The following is a summary of the key highlights of our executive compensation program:

•                   Almost all of our named executive officers’ 2013 pay was tied to performance.  In 2013, approximately 67% of our CEO’s total direct compensation and approximately 79%-88% of our other named executive officers’ total direct compensation consisted of compensation that is “at risk” based on our performance.  Included in the CEO’s 2013 compensation is a time-based promotion equity grant.  Excluding this one-time grant, approximately 93% of our CEO’s total direct compensation was considered “at risk.” In determining compensation we focus on both short and long-term performance based on company financial and operational metrics as well as stockholder returns.  Typically 100% of the annual equity awards we grant to our executive officers are based on our performance.

•                   Our named executive officers delivered extraordinary, and in some cases record-setting, performance in 2013.  The most notable results that influenced 2013 compensation included:

Substantial increase in dividend per share.  Our executives delivered operating results that enabled our Board of Directors to increase the dividends paid per common share to our stockholders in 2013 by 21.2% over dividends paid per share in 2012, which is the largest increase in our company’s history and is over 16x greater than the average of the per share dividend increase during the last three years.

Significant increase in funds from operations (FFO) per share.  Our executives delivered a 19.4% increase in FFO per share for 2013 compared to 2012 and a 19.3% increase in Normalized FFO per share for 2013 compared to 2012.  These represent the largest increases in our company’s history.  We define normalized FFO as FFO excluding the merger related costs for our January 2013 acquisition of American Realty Capital Trust, Inc., or ARCT.

Record acquisitions.  Our executives delivered a record year for new property acquisitions as we invested $4.7 billion in real estate, including $3.2 billion of real estate acquired in January in connection with the acquisition of ARCT and an additional $1.5 billion invested in 459 new properties and properties under development at an initial lease yield of 7.1%.

Capital rating upgrade.  Standard & Poor’s Ratings Services upgraded our senior unsecured debt ratings to BBB+ from BBB and our preferred stock ratings to BBB- from BB+, with a stable outlook.

•                   We paid certain executives special compensation related to two events outside the ordinary course of business that had an impact on 2013 compensation for our named executive officers. The non-recurring payments were:

•     Restricted stock awards granted in connection with our acquisition of American Realty Capital Trust, Inc.

•     Restricted stock awards granted in connection with the appointment of our new CEO.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL, ON A NON-BINDING ADVISORY BASIS THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

BOARD OF DIRECTORS

The following table sets forth certain information as of March 6, 2014 concerning our current directors.  Each person listed below, except for Mr. Lewis, is a director nominee for re-election at the Annual Meeting. Mr. Case was appointed by the Board of Directors to serve as a member of the Board upon his promotion to Chief Executive Officer in September 2013.  Upon his retirement as Chief Executive Officer in September 2013, Mr. Lewis maintained his position as Vice Chairman of the Board of Directors.  The Nominating/Corporate Governance Committee, in consultation with Mr. Lewis, did not nominate Mr. Lewis for re-election to the Board at the Annual Meeting, and intends to reduce the number of authorized directors under our Bylaws to seven.

Name	Title	Age
Kathleen R. Allen, Ph.D.	Director	68
John P. Case	Chief Executive Officer and Director	50
A. Larry Chapman	Director	67
Priya Cherian Huskins	Director	41
Thomas A. Lewis	Vice Chairman	61
Michael D. McKee	Chairman	68
Gregory T. McLaughlin	Director	54
Ronald L. Merriman	Director	69

Board of Director Biographies

The information presented below highlights each director nominee’s specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he/she should serve as a director.  We believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Realty Income and our Board of Directors. Finally, we value their significant experience on other company boards of directors and board committees.

Kathleen R. Allen, Ph.D.

Kathleen R. Allen, Ph.D. has been our director since February 2000. She is a professor at the Marshall School of Business and the director of the Center for Technology Commercialization at the University of Southern California (1991-present). She was the co-founder and Chairwoman of Gentech Corporation (1994-2004) and in 2006 co-founded and became the Chief Executive Officer and served on the board of directors of N2TEC Institute, a nonprofit company focused on technology commercialization in rural America, until it completed its mission in 2013. Dr. Allen has co-founded four private companies, is currently a principal and on the board of directors of a real estate investment and development company, and serves on the board of advisors for two life science companies as well as the Children’s Hospital/Saban Institute’s Center for Innovation in Pediatrics. She is the author of 15 books in the field of entrepreneurship and technology commercialization, a field in which she is considered an expert. Dr. Allen is chairwoman of our Strategic Planning Committee and is a member of our Audit Committee and our Compensation Committee.

As a distinguished businesswoman, entrepreneur, and consultant, Dr. Allen has helped our Board of Directors identify and assess the risks associated with new endeavors. She has also worked with many early-growth and established companies to develop effective leadership and team-building skills, which she has implemented during her participation on various board committees. With her years of experience in risk management in the areas of business models, investment opportunities, and markets, Dr. Allen brings to the Board of Directors achievement in strategic business planning, which is a key part of our growth strategy.

John P. Case

Mr. Case was promoted to Chief Executive Officer in September 2013.  He joined Realty Income in 2010 as Executive Vice President, Chief Investment Officer and served in this capacity until March 2013, when he was promoted to President, Chief Investment Officer.  Prior to joining Realty Income, Mr. Case served for 19 years as a New York-based real estate investment banker.  Most recently he served as the co-head of Real Estate Investment Banking for RBC Capital Markets, where he also served on the firm’s Global Investment Banking Management Committee.  Prior to joining RBC, he was co-head of America’s

Real Estate Investment Banking at UBS.  He began his career in real estate investment banking at Merrill Lynch, where he worked for 13 years, and was named a managing director in 2000.  During Mr. Case’s career, he was responsible for more than $100 billion in real estate capital markets and advisory transactions.  In addition, Mr. Case has been extensively involved in the broader real estate industry.  He currently serves on the National Association of Real Estate Investment Trusts (NAREIT) Board of Governors and is a member of The President’s Council of the Real Estate Roundtable and the International Council of Shopping Centers (ICSC).  He was a member of the Board of Directors of the National Multi-Housing Council (NMHC) from 2001 to 2009, serving on the Executive Committee from 2002 to 2004, the Real Estate Roundtable from 2009 to 2010, and the Urban Land Institute from 2003 to 2010.

As the Chief Executive Officer, Mr. Case’s primary responsibility is to perform as a fiduciary for our stockholders in fulfilling our mission to provide monthly dividends that increase over time.  This responsibility involves overseeing all of our operations, as well as creating and executing on the company’s strategy.  The implementation of our strategy involves constant monitoring of the economic environment, analyzing factors that can impact our operations, and doing what is required to generate investor returns, while mitigating the risks that are taken to achieve those returns.

Mr. Case has demonstrated extensive knowledge of the financial and operating issues facing real estate organizations.  His vast understanding of real estate investment trusts and financial strategy has helped guide the company in recent years.  In addition, Mr. Case’s knowledge of all aspects of the company’s business positions him as a valuable member of, and contributor to, our Board of Directors. Mr. Case is a member of our Strategic Planning Committee.

A. Larry Chapman

A. Larry Chapman has been our director since February 2012.  He is a retired 37-year veteran of Wells Fargo, having served most recently as Executive Vice President and the Head of Commercial Real Estate from 2006 until his retirement in June 2011, and as a member of the Wells Fargo Management Committee.  Mr. Chapman joined Wells Fargo in 1974 in its Houston Real Estate office.  In 1987, he was promoted to President of Wells Fargo Realty Advisors, a wholly-owned subsidiary of Wells Fargo & Co.  The subsidiary’s primary responsibility was managing Wells Fargo Mortgage and Equity Trust, which was formed in 1970 and sold in 1989.  He remained President of Wells Fargo Realty Advisors until 1990, and was promoted to Group Head of the Wells Fargo Real Estate Group in 1993.  Mr. Chapman managed the Wells Fargo Real Estate Group until his 2006 promotion to Executive Vice President and Head of Commercial Real Estate for Wells Fargo on a nationwide basis.  Mr. Chapman is a former board member of the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley; past governor and trustee of the Urban Land Institute; former member of the National Association of Real Estate Investment Trusts; and member and past trustee of the International Council of Shopping Centers. Mr. Chapman is a member of our Audit and Compensation Committees.  He currently serves on the board of directors of CBL & Associates Properties, Inc. (NYSE: CBL) (August 2013-present).

Mr. Chapman’s extensive commercial real estate experience, across many industries and tenant types, provides valuable insight and expertise to the Board and our senior management team as we continue to expand our real estate portfolio. In addition, his background as a leader of a Fortune 500 company, and as a member of its management team, further enhances the quality of leadership and oversight provided by our Board of Directors.

Priya Cherian Huskins

Priya Cherian Huskins has been our director since December 2007.  She is Senior Vice President and partner at Woodruff-Sawyer & Co., a commercial insurance brokerage firm (2003-present).  Prior to joining Woodruff-Sawyer & Co., Ms. Huskins served as a corporate and securities attorney at the law firm of Wilson Sonsini Goodrich & Rosati (1997-2003).  She has served on the advisory board of the Stanford Rock Center for Corporate Governance since 2012, the board of directors of the Silicon Valley Directors’ Exchange (SVDX) since 2013, and served on the board of directors of the National Association of Corporate Directors, Silicon Valley Chapter (2006-2013).  Ms. Huskins is Chairwoman of our Nominating/Corporate Governance Committee and is a member of our Strategic Planning Committee.

With her background in law, insurance and risk management, Ms. Huskins brings a focus on these areas to our Board of Directors. As a recognized expert in directors and officers liability risk and its mitigation, Ms. Huskins provides valuable insight into our risk management strategy.  In addition, she brings experience regarding corporate governance matters, including ways that corporate governance can enhance stockholder value. Ms. Huskins’s experience makes her a valuable component of a well-rounded Board of Directors and a key member of both committees on which she serves.

Michael D. McKee

Michael D. McKee has been a director since August 1994 and Chairman of the Board since February 2012. He is the Chief Executive Officer of Bentall Kennedy (U.S.), a registered real estate investment advisor (February 2010-present). He was the Vice Chairman (1999-2008) and Chief Executive Officer (2007-2008) of The Irvine Company, a privately-held real estate investment company, as well as Chief Operating Officer (2001-2007), Chief Financial Officer (1997-2001) and Executive Vice President (1994-1999) of The Irvine Company. Prior to joining The Irvine Company, Mr. McKee was a partner in the law firm of Latham & Watkins (1986-1994). Through each of these positions Mr. McKee has obtained extensive real estate experience and provides valuable insight and expertise to the Board and our senior management team. He has served on the board of directors of HCP, Inc. (NYSE: HCP) (1987-present) where he serves as Non-Executive Chairman, Bentall Kennedy (U.S.) (2008-2012), First American Financial Corporation (NYSE: FAF) (2011-present), the Tiger Woods Foundation (2006-present), The Irvine Company (1998-2008) and Hoag Hospital Foundation (1999-2008). In addition to being the chairman of our Board of Directors, Mr. McKee is a member of our Compensation Committee and our Nominating/Corporate Governance Committee.

Mr. McKee’s business and legal experience includes numerous acquisition and disposition transactions, as well as a variety of public and private offerings of equity and debt securities. Additionally, he has been exposed to various compliance issues as they relate to real estate investment trusts. With his knowledge of the complex issues facing real estate companies today and his understanding of what makes businesses work effectively and efficiently, Mr. McKee provides valuable insight to our Board of Directors.

Gregory T. McLaughlin

Gregory T. McLaughlin has been our director since June 2007.  Mr. McLaughlin is currently a Senior Vice President with the PGA TOUR in Ponte Vedra, Florida (2014-present). Prior to joining the PGA TOUR, Mr. McLaughlin was President and Chief Executive Officer of the Tiger Woods Event Corporation and Tiger Woods Foundation in Irvine, California (1999-2014); Vice President of Business Development of the Western Golf Association / Evans Scholars Foundation (1993-1999); and Vice President of Business Development of the Los Angeles Junior Chamber of Commerce (1988-1993).  He is currently a member of the Board of Directors of Repucom (2014-present).  Mr. McLaughlin is Chairman of the Compensation Committee and is a member of the Audit Committee and the Strategic Planning Committee.

With his diverse background, Mr. McLaughlin offers a unique perspective to the Board of Directors on a variety of business and legal matters. His business and legal experience includes tax-exempt status and financing as well as business development, capital raising and program development.  Additionally, his leadership skills in managing not-for-profit organizations brings financial reporting expertise, especially as it relates to audit and tax matters. His proven effectiveness working with complex issues makes him a valuable member of our Board of Director committees.

Ronald L. Merriman

Ronald L. Merriman has been our director since July 2005. He is a retired Vice Chairman and partner of KPMG LLP, a global accounting and consulting firm (1967-1997).  At KPMG LLP, Mr. Merriman served as Vice Chairman of the Executive Management Committee.  More recently, Mr. Merriman was the managing director of Merriman Partners, a management advisory firm (2003-2011). Prior to founding Merriman Partners, Mr. Merriman served as a managing director of O’Melveny & Myers law firm (2000-2003), Executive Vice President of Carlson Wagonlit Travel (1999-2000) and President of Ambassador Performance Group, Inc. (1997-1999).  Mr. Merriman has served on the board of directors and is the chairman of the audit committee of the following public companies: Aircastle Limited (NYSE: AYR)(2006-

present), Pentair, Ltd., formerly Pentair, Inc. (NYSE: PNR)(2005-present) and Haemonetics Corporation (NYSE: HAE)(2005-present). Additionally, he serves on the compensation committee for both Aircastle Limited (2012-Present) and Haemonetics Corporation (2011-Present).  Mr. Merriman is Chairman of our Audit Committee and is a member of our Nominating/Corporate Governance Committee and our Strategic Planning Committee.

Mr. Merriman is an experienced financial leader with the skills necessary to lead our Audit Committee. Throughout his career, he has been exposed to various issues involving accounting and auditing standards, business law and corporate ethics. His professional background and experience on other audit committees make him a valuable asset, both on our Board of Directors and as the Chairman of our Audit Committee. Mr. Merriman’s positions have provided him with a wealth of knowledge in addressing financial and accounting matters. The depth and breadth of his exposure to complex financial issues makes him a skilled advisor to the Board of Directors.

Corporate Governance

We believe that nothing is more important than a company’s reputation for integrity and serving as a responsible fiduciary for its stockholders. We are committed to managing the company for the benefit of our stockholders and are focused on maintaining good corporate governance.  Practices that illustrate this commitment include:

•                  Our Board of Directors is currently comprised of eight directors, six of which are independent, non-employee directors;

•                  Our Board of Directors is elected on an annual basis;

•                  We employ a majority vote standard for director elections;

•                  Our Compensation Committee works with independent consultants, in conducting annual compensation reviews for our key executives, and compensates each individual based on reaching certain performance metrics that determine the success of the company;

•                  We adhere to all other corporate governance principles outlined in our “Corporate Governance Guidelines” document;

•                  We have established an anti-hedging and anti-pledging policy; and

•                  We have a stock ownership program for our directors and executive officers.

•                  We have adopted a clawback policy that enables us to recover incentive compensation awards in the event of negligence or misconduct directly related to a material restatement of our financial or operating results, or miscalculated performance metrics that, if calculated correctly, would have resulted in a lower payment.

The Charters of each of our standing committees, our Code of Business Ethics and our Corporate Governance Guidelines are posted on our website at www.realtyincome.com and will be provided without charge upon request to the Corporate Secretary, Realty Income Corporation, 600 La Terraza Boulevard, Escondido, CA 92025-3873. During 2013, in accordance with the terms of each of our Committee Charters, each of our respective committees reviewed its charter.  Our Audit Committee, Nominating/Corporate Governance Committee, and Compensation Committee made minor updates to their charters in February 2014.  The Strategic Planning Committee determined that no updates to its charter were needed in 2013.

Code of Business Ethics. We have adopted a Code of Business Ethics that applies to our employees, officers and directors.  The Board of Directors adopted the Code of Business Ethics to codify and formalize certain of our long-standing policies and principles that help ensure our business is conducted in accordance with the highest standards of moral and ethical behavior.  Our Code of Business Ethics covers all areas of professional conduct, including conflicts of interest, insider trading and confidentiality, as well as requiring strict adherence to all laws and regulations applicable to our business and industry.  We conduct annual training of employees regarding ethical behavior and require all employees to acknowledge the terms of, and abide by, our Code of Business Ethics. We intend to disclose any future amendments to or waivers of certain provisions of our Code of Business Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and individuals performing similar functions on our website at www.realtyincome.com within five business days following such waiver or as otherwise required by the SEC or the NYSE.

Our Board of Directors has adopted a “whistleblower” policy, which outlines a procedure for all interested parties, including employees, to submit confidential complaints, concerns, unethical business practices, violations or suspected violations for any and all matters pertaining to accounting, internal control or auditing.

Anti-Hedging and Anti-Pledging Policy. We have established policies that prohibit our directors, officers, other employees and their family members from engaging in any transaction that might allow them to realize gains from declines in our securities. Specifically, we prohibit transactions using derivative securities, or otherwise participating in hedging, “stop loss,” or other speculative transactions involving our securities by officers, directors, other employees and their family members.  Short selling our securities, trading in any puts, calls, covered calls or other derivative products involving our securities, or the writing of purchase or call options, short sales and other similar transactions are also prohibited for our officers, directors, other employees and family members.

In addition, margin purchases of our securities and pledging any of our securities as collateral to secure loans is also prohibited.  This prohibition means that directors, officers, other employees and their family members cannot hold our securities in a “margin account” nor can they pledge any of our securities for any loans or indebtedness.

Adoption of Compensation Clawback Policy.  Although the SEC still has not issued regulations regarding clawback policies, as required by the Dodd-Frank Act, we have recently voluntarily adopted our own formal clawback policy which applies to outstanding awards and will apply to future awards.  Our clawback policy provides that we may recoup all cash or equity-based incentive compensation paid or granted to an executive officer as defined pursuant to Rule 3b-7 under the Securities Exchange Act of 1934, as amended, during the three-year period preceding the “triggering event” that was in excess of what would have been paid or granted to such executive officer after giving effect, as applicable, to the accounting restatement that resulted from the triggering event or to what would have been the correct calculation of the performance metric(s) used in determining that a triggering event had occurred.  A “triggering event” includes: i) a decision by the audit committee to effect an accounting restatement of previously published financial statements caused by material non-compliance by the company with any financial reporting requirement under the federal securities laws due to fraud, misconduct, negligence, or lack of sufficient oversight on the part of any executive officer; and ii) a decision by the compensation committee that one or more performance metrics used for determining previously paid compensation was incorrectly calculated and, if calculated, correctly would have resulted in a lower payment to one or more executive officers.  However, the requirement to repay the incentive compensation that is recoverable under this policy shall only exist if the board has actively taken steps to evaluate restating the financials or operating results or recalculating other associated metrics prior to the end of the fifth year following the year in question.  The company will not be bound by the three-year recoupment period or this five-year limitation in cases involving fraud or intentional misconduct.  Once applicable SEC regulations are adopted, we will reassess our clawback policy in light of the new rules and will implement appropriate changes to ensure that our policy is fully compliant with SEC regulations.

Stock Ownership Program.  We have adopted a stock ownership program for our directors, and executive vice presidents and above, with our CEO required to own a fixed number of shares based on five times his base salary.  A detailed description of each of these programs and the minimum share ownership requirements is included on page 20 and page 38 for directors and executives, respectively.

Committee Charters. Our Board of Directors has adopted a charter for each of the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Strategic Planning Committee. Each of our charters is reviewed annually. Our Board of Directors may, from time to time, establish certain other committees to facilitate our management. We have also adopted Corporate Governance Guidelines that promote the functioning of the Board of Directors and its committees and sets forth expectations as to how the Board of Directors should perform its functions. The guidelines include information about the composition of the Board of Directors, orientation and continuing education, director compensation, Board of Directors meetings, Board of Directors committees, management succession, evaluation and compensation of senior officers, expectations of directors and information regarding the annual performance evaluation of the Board of Directors.

Social Responsibility and Ethical Standards. We are committed to being socially responsible and conducting our business according to the highest ethical standards. Our employees enjoy compensation that is in line with those of our peers and competitors, including healthcare benefits for employees and their families; participation in a 401(k) plan with a matching contribution by Realty Income; competitive vacation and time-off benefits; paid maternity leave and an infant-at-work program for new parents. Our employees also have access to members of our Board of Directors to report anonymously, if desired, any suspicion of misconduct, by any member of our senior management or executive team. We also have a long-standing commitment to equal employment opportunity and adhere to all Equal Employer Opportunity Policy guidelines.

We apply the principles of full and fair disclosure in all of our business dealings, as outlined in our Corporate Code of Business Ethics. We are also committed to dealing fairly with all of our customers, suppliers and competitors.

Environmental Practices. Our focus on energy related matters is demonstrated by how we manage our day-to-day activities in our corporate headquarters building.  In our headquarters building we promote energy conservation and encourage the following practices:

•                  Powering down office equipment at the end of the day;

•                  Setting fax and copier machines to “energy saver mode”;

•                  Encouraging employees to reduce paper usage whenever possible, by storing documents electronically and using “duplex” copy mode;

•                  Employing an automated “lights out” system that is activated 24/7; and

•                  Programming HVAC to only operate during normal business operating hours.

In addition, our headquarters building was constructed according to the State of California energy standards and we have installed solar panels on our roof to fulfill our energy requirements. All of the windows on our building are dual-paned to increase energy efficiency and reduce our carbon footprint.

With respect to recycling and reuse practices, we encourage the use of recycled products and the recycling of materials during our operations.  Recycling bins are placed in all areas where materials are regularly disposed of and at the individual desks of our employees. Cell phones, wireless devices and office equipment is recycled or donated whenever possible.  We also continue to pursue a paperless environment since this reduces costs and saves trees.  As a result, we encourage file-sharing networks and environments to produce and edit documents in order to reduce the dissemination of hard copy documents, and have implemented an electronic invoice approval system.

With respect to the properties that we own, these properties are net-leased to our tenants who are responsible for maintaining the buildings and are in control of their own energy usage and environmental sustainability practices.

More information on our corporate responsibility efforts can be found at http://www.realtyincome.com/invest/investing-resources/corporate-responsibility.shtml.

Board Independence

Our Board of Directors has determined that each of our current directors, except for Messrs. Case and Lewis, has no material relationship with us (either directly or indirectly through an immediate family member or as a partner, stockholder or officer of an organization that has a relationship with us) and is “independent” within the meaning of our director independence standards and NYSE director independence standards. Our Board of Directors established and employed categorical standards in determining whether a relationship is material and thus would disqualify such director from being independent.  Our categorical standards of independence mirror NYSE independence requirements, except that our categorical standards additionally consider a director to be not independent if:

•            The director (or an immediate family member of the director) was, within the last three years, an affiliate or executive officer of another company which was indebted to us, or to which we were indebted, where the total amount of either company’s indebtedness to the other was five percent (5%) or more of our total consolidated assets or the total consolidated assets of such other company; and

•            The director (or an immediate family member of the director) was, within the last three years, an officer, director or trustee of a charitable organization where our (or an affiliated charitable foundation’s) annual discretionary charitable contributions to the charitable organization exceeded the greater of $1 million, or five percent (5%) of that organization’s consolidated gross revenues.

“Affiliate” includes any person beneficially owning in excess of 10% of the voting power of, or a general partner or managing member of, a company.

COMMITTEES OF THE BOARD OF DIRECTORS (as of the record date)

Name	Audit	Compensation	Nominating/ Corporate Governance	Strategic Planning
Kathleen R. Allen, Ph.D.	•	•		+
John P. Case				•
A. Larry Chapman	•	•
Priya Cherian Huskins			+	•
Thomas A. Lewis				•
Michael D. McKee		•	•
Gregory T. McLaughlin	•	+		•
Ronald L. Merriman	+		•	•
• Member + Chairperson

Audit Committee

The Audit Committee of our Board of Directors was established in accordance with Section 10A-3 of the Exchange Act and is comprised of Dr. Allen and Messrs. Chapman, McLaughlin and Merriman (Chairman).  Our Board of Directors has determined that Messrs. Merriman and McLaughlin qualify as audit committee financial experts, as defined in Item 407(d) of Regulation S-K and that all members of the Audit Committee are financially literate under the current listing standards of the NYSE. All of the members of the Audit Committee are “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards, as discussed above, and the audit committee requirements of the SEC. Additionally, our Board of Directors has considered Mr. Merriman’s concurrent service on the audit committees of four public companies and has determined that such simultaneous service does not impair his ability to effectively serve as Chairman of our Audit Committee.

The Audit Committee’s principal responsibilities include:

•            Compliance with legal and regulatory requirements;

•            The integrity of our financial statements;

•            The appointment, approval and engagement of our independent registered public accounting firm, approval of any special assignments given to the independent registered public accounting firm and review of:

o          The scope and results of the audit engagement with the independent registered public accounting firm, including the independent registered public accounting firm’s letters to the Audit Committee;

o          The independence and qualifications of the independent registered public accounting firm;

o          The effectiveness and efficiency of our internal accounting function; and

o          Any proposed significant accounting changes; and

•            As necessary, meeting with the Compensation Committee regarding the performance goals for key financial, internal control and risk management personnel.

Compensation Committee

The Compensation Committee of our Board of Directors is comprised of Dr. Allen and Messrs. Chapman, McKee and McLaughlin (Chairman).  All of the members of the Compensation Committee are “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards as discussed above, are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, and are “outside directors” under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

The Compensation Committee’s principal responsibilities include:

•            Establishing remuneration levels for our senior officers;

•            Reviewing management organization and development;

•            Reviewing significant employee benefits programs; and

•            Establishing and administering executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs.

The Compensation Committee regularly reviews and approves our executive compensation strategies and principles to ensure that they (i) are aligned with our business strategies and objectives, (ii) encourage high performance, (iii) promote accountability and (iv) assure that employee interests are aligned with the interests of our stockholders. In addition, the Compensation Committee:

•            Conducts an annual review of our compensation philosophy, including a review of our company-wide incentive programs to assess whether the incentive programs encourage desirable behavior as it relates to our long-term growth and reflect our risk management philosophies, policies and processes;

•            Conducts an annual review of and approves the goals and objectives relating to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of our business strategies and performance and determines and approves the compensation of the Chief Executive Officer based on such evaluation;

•            Conducts an annual review of and approves all compensation for all other senior officers (as such term is defined in Rule 16a-1 promulgated under the Exchange Act), all of our other employees and the employees of our subsidiaries with a base salary greater than or equal to $200,000;

•            Reviews and approves all officers’ employment agreements and severance arrangements;

•            Manages and annually reviews executive annual bonus and long-term incentive compensation;

•            Manages and annually reviews employee pension and welfare benefit plans (including 401(k) and other plans);

•            Sets performance metrics under all annual bonus and long-term incentive compensation plans as appropriate; and

•            As necessary, meets with the Audit Committee and/or senior management regarding the role risk management plays in setting appropriate performance objectives and incentives.

The Compensation Committee’s charter reflects these various responsibilities, and the Compensation Committee periodically reviews and revises its charter. To assist in carrying out its responsibilities, the Compensation Committee regularly receives reports and recommendations from the Chief Executive Officer and management, from outside independent compensation consultants it selects and retains and, as appropriate, in consultation with its own legal or other advisors, all in accordance with the authority granted to the Compensation Committee in its charter.

To assist in its efforts to meet the objectives outlined above, the Compensation Committee has retained FPL Associates, LP, or FPL, a nationally-known executive compensation and benefits consulting firm specializing in real estate companies, to advise it on a regular basis on the amount and form of our executive compensation and benefit programs. During 2013, the Compensation Committee engaged the consultant to provide peer group compensation data, compensation and benchmarking analysis, general executive compensation consulting services, and to respond to any Compensation Committee member’s questions as further described in the “Compensation Discussion and Analysis” section. Additionally, during 2013 the Nominating and Corporate Governance Committee engaged FPL to review the competitiveness of the compensation program for non-employee directors.

After review and consultation with FPL, the Compensation Committee assessed the independence of FPL in light of, among other factors, the independence factors established by the NYSE.  As a result of this assessment, the Compensation Committee has determined that FPL’s work raised no conflict of interest currently or during the year ended December 31, 2013.  Additionally, during 2013, advisory services were obtained from Latham & Watkins LLP and Hogan Lovells.  After review of the services performed and consultation with these law firms, the Compensation Committee assessed the independence of these firms in light of, among other factors, the independence factors established by the NYSE, and determined to continue directly or indirectly receive advice from these firms.

The Chief Executive Officer, as well as the President, Chief Operating Officer, annually assist in the review of the compensation of the other officers and members of senior management. The Chief Executive Officer makes recommendations with respect to salary adjustments, annual bonuses and restricted stock awards to the Compensation Committee based on his review of each executive’s performance in relation to the guidelines and metrics established at the commencement of the year, compensation for similar positions at peer companies and the company’s performance for that year.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee of our Board of Directors is comprised of Ms. Huskins (Chairwoman) and Messrs. McKee and Merriman. All of the members of the Nominating/Corporate Governance Committee are “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards, as previously discussed. The Nominating/Corporate Governance Committee’s principal purpose is to provide counsel to our Board of Directors on the broad range of issues surrounding the composition and operation of the Board of Directors, including:

•            Development and review of the qualifications and competencies required for membership on our Board of Directors;

•            Reviewing and interviewing qualified candidates to serve on our Board of Directors;

•            Structure and membership of the committees of our Board of Directors; and

•            Succession planning for our executive management.

The Nominating/Corporate Governance Committee also provides recommendations to the Board of Directors in the areas of committee selection and rotation practices, evaluation of the overall effectiveness of the Board of Directors and management, review of Board of Director compensation, and review and consideration of developments in corporate governance practices.  The Nominating/Corporate Governance Committee retains the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.  On an annual basis, the Nominating/Corporate Governance Committee solicits input from the full Board of Directors and conducts a review of the effectiveness of the operation of the Board of Directors and all committees thereof, including reviewing governance and operating practices and the Corporate Governance Guidelines for operation of the Board of Directors.

Strategic Planning Committee

The Strategic Planning Committee of our Board of Directors is comprised of Dr. Allen (Chairwoman), Ms. Huskins and Messrs. Case, Lewis, McLaughlin, and Merriman.  With the exception of Mr. Lewis and Mr. Case, our Chief Executive Officer, all of the other members of the Strategic Planning Committee are “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards as previously discussed.  The Strategic Planning Committee works with management to review initiatives designed to achieve continued growth and to enhance stockholder value.  The Strategic Planning Committee also assists management in looking beyond traditional quarterly and annual perspectives in considering our longer-term goals.

Director Qualifications

The director qualifications developed to date focus on what the Nominating/Corporate Governance Committee believes to be the essential competencies required to effectively serve on the Board of Directors.  In reviewing and considering potential nominees for the Board of Directors, the Nominating/Corporate Governance Committee looks at the following qualities, skills and attributes:

•            Personal and professional integrity, ethics, values and absence of conflicts of interest;

•            Experience in corporate governance, for example as an officer or former officer of a publicly-held company;

•            Experience in our industry and a general business understanding of major issues facing public companies;

•            Experience as a member of the board of directors of another publicly-held company;

•            Ability to fairly and equally represent all stockholders of the company and time to devote to being a director;

•            Practical and mature business judgment, including the ability to make independent analytical inquiries and function effectively in an oversight role;

•            Academic expertise in an area of our operations and achievement in one or more applicable fields;

•            Background in financial and accounting matters; and

•            Diversity in terms of background, expertise, perspective, age, gender and ethnicity.

Identifying and Evaluating Nominees for Directors

The Nominating/Corporate Governance Committee identifies nominees for directors by first evaluating the current members of our Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating/Corporate Governance Committee’s criteria for Board of Directors service are re-nominated. As to new candidates, the Nominating/Corporate Governance Committee will generally poll members of our Board of Directors and members of management for their recommendations. The Nominating/Corporate Governance Committee has in the past retained a search firm to assist with identifying new candidates for membership on our Board of Directors, and in the future may hire a search firm if deemed appropriate. An initial slate of candidates will be presented to the chairwoman of the Nominating/Corporate Governance Committee, who will then make an initial determination as to the qualification and fit of each candidate. Final candidates will be interviewed by one or more members of the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee will then approve final director candidates and, after review and deliberation of all feedback and data, will make its recommendation to our Board of Directors. Recommendations received from stockholders will be considered and processed and are subject to the same criteria as are candidates nominated by the Nominating/Corporate Governance Committee.

Stockholder Recommendations

The Nominating/Corporate Governance Committee’s policy is to consider candidates recommended by stockholders. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board of Directors and how the candidate satisfies our Board of Directors’ criteria. The stockholder must also provide such other information about the candidate as would be required by the SEC rules to be included in a proxy statement and as is required by our Bylaws. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the recommendation. The stockholder must submit proof of Realty Income stockholdings and must also comply with the advance notice provisions of our Bylaws. All communications are to be directed to the chairwoman of the Nominating/Corporate Governance Committee, c/o Corporate Secretary, Realty Income Corporation, 600 La Terraza Boulevard, Escondido, CA  92025-3873. Recommendations received before October 22, 2014 or after November 21, 2014 (more than 150 days or less than 120 days prior to the first anniversary of the date of the Proxy Statement for the previous year’s annual meeting of stockholders) will not be considered timely for consideration at next year’s annual meeting of stockholders. See “Stockholder Proposals for 2015 Annual Meeting” in this Proxy Statement. Properly submitted stockholder recommendations will be evaluated by the Nominating/Corporate Governance Committee using the same criteria used to evaluate other director candidates.

Board Leadership/Independent Chairman of the Board

The Nominating/Corporate Governance Committee also evaluates the Board of Directors leadership structure. Since 1997, the positions of Chairman of the Board of Directors and Chief Executive Officer have been separated in recognition of the differences between the two roles.  Mr. McKee serves as our Chairman of the Board of Directors and presides as lead Independent Director, while Mr. Case serves as our Chief Executive Officer. The Board of Directors believes this is the most appropriate structure at this time because it enables the independent directors to participate meaningfully in the leadership of our Board of Directors while utilizing most efficiently the leadership skills of both Mr. McKee and Mr. Case. In addition, separating the roles of Chairman and Chief Executive Officer allows our Chairman to serve as a liaison between the Board of Directors and management, while providing our Chief Executive Officer with the flexibility and focus needed to oversee our operations.

Board Risk Oversight

Our Board of Directors has overall responsibility for risk oversight with a focus on the more significant risks facing us. The Board of Directors reviews and oversees our enterprise risk management, or ERM, program, which is a company-wide program designed to enable effective and efficient identification of and management visibility into critical company risks and to facilitate the incorporation of risk considerations into decision making.  The ERM program was established to clearly define risk management roles and responsibilities, bring together senior management to discuss risk, promote visibility and constructive dialogue around risk at the senior management and Board of Director levels, and facilitate appropriate risk response strategies.  During the year, as part of the ERM program, management and the Board of Directors jointly discuss major risks that they feel face our business. Throughout the year, the Board of Directors, and the committees to which it has delegated responsibility, dedicate a portion of their meetings to review and discuss specific risk topics in greater detail.  Strategic and operational risks are presented and discussed in the context of the Chief Executive Officer’s report on operations to the Board of Directors at regularly scheduled Board of Directors meetings and at presentations to the Board of Directors and its committees by senior management.  The Board of Directors has delegated responsibility for the oversight of specific risks to Board of Directors committees as follows:

•                  The Audit Committee oversees our risk policies and processes relating to the financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance, and the guidelines, internal controls, policies and processes for monitoring and mitigating those risks;

•                  The Strategic Planning Committee monitors the risks associated with meeting long-term goals, including evaluating the impact that future initiatives may have on risk decisions;

•                  The Nominating/Corporate Governance Committee oversees the risk related to our governance structure and processes and risks arising from related party transactions; and

•                  The Compensation Committee monitors the risks associated with management resources and structure, including evaluating the effect the compensation structure may have on risk decisions.

Compensation Risk Assessment

The Compensation Committee reviews our company-wide incentive programs to assess whether the incentive programs encourage desirable behavior as it relates to our long-term growth and reflect our risk management philosophies, policies and processes. The total compensation of our executive officers is established after consideration of performance metrics and is compared to the company’s peer group by the Compensation Committee.  The incentive program metrics include absolute and relative performance, single year and multi-year performance and a diversification and balance of metrics across financial, portfolio and value creation goals.

In addition to the compensation awarded to management, which is authorized by the Compensation Committee, management monitors incentive awards made to our staff and reviews those awards in light of the risks to which we may be subject. Our investor relations team receives bonuses based on their communications with financial advisors, and their time is monitored and approved by the Vice President, Corporate Communications. Our portfolio management team receives bonuses based on the re-leasing and sales of properties in our portfolio. All of these transactions are approved by the Executive Vice President, Portfolio Management.

We do not believe that the compensation programs give rise to any risks that are reasonably likely to have a material adverse effect on us.  Non-management employees are largely compensated on a fixed salary basis.  Any additional bonuses or other compensation awards are unlikely to encourage the taking of unnecessary or excessive risks that threaten our long-term value. The Compensation Committee has sought to align the interests of our employees with that of our stockholders through grants of restricted stock awards, thereby giving employees additional incentives to protect and align with our long-term value.  In addition, as discussed above, we have adopted a clawback policy that enables us to recover incentive compensation awards in the event of negligence or misconduct directly related to a material restatement of our financial or operating results or miscalculated performance metrics that, if calculated correctly, would have resulted in a lower payment.

Meetings and Attendance

Our Board of Directors met 22 times during 2013. In 2013, the Audit Committee met seven times, the Compensation Committee met eleven times, the Nominating/Corporate Governance Committee met six times and the Strategic Planning Committee met three times. All directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors while they were on our Board of Directors and (ii) the total number of meetings of the committees of our Board of Directors on which such directors served. Although we have no policy with regard to Board of Director members’ attendance at our annual meeting of stockholders, it is customary for, and we expect, all Board of Director members to attend. All of our directors attended the 2013 annual meeting of stockholders.

To ensure free and open discussion among the independent directors, only independent directors attend executive sessions of our Board of Directors and Committee meetings. As the non-executive Independent Chairman of our Board of Directors, Mr. McKee presided at each of the five executive sessions held during 2013.

Communications with the Board

Stockholders and other interested parties may communicate with the chairman of our Board of Directors or with the non-employee directors, as a group, by sending an email to mpfeiffer@realtyincome.com or by regular mail addressed to the Chairman of the Board of Directors, c/o the Corporate Secretary, Realty Income Corporation, 600 La Terraza Boulevard, Escondido, CA  92025-3873. All correspondence will be forwarded promptly by the Corporate Secretary to the chairman of our Board of Directors.

Compensation of the Company’s Directors for 2013

Compensation for our Independent Directors during 2013 consisted of an annual retainer, an additional retainer for acting as Chair of one of our Board’s committees, committee meeting fees, and an annual equity award.  2013 fees included (i) an annual retainer of $15,000 for each Board of Director member, other than the chairman of our Board of Directors, who receives a $35,000 annual retainer, (ii) an Audit Committee chair retainer of $18,000, (iii) a Compensation Committee chair retainer of $15,000, (iv) a Nominating/Corporate Governance Committee chair retainer of $10,000 and (v) a Strategic Planning Committee chair retainer of $10,000. Board of Director and committee meeting fees are $1,000 per meeting attended in person and $500 for telephonic attendance.

Both Mr. Lewis and Mr. Case are directors who were also members of management during 2013, and as non-independent employee directors, do not receive any compensation for serving as members of our Board of Directors or any of its committees. Our non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2013:

Name	Fees earned or paid in cash	Stock awards(1)	All other compensation(2)	Total
Kathleen R. Allen, Ph.D.(3)	$ 55,500	$ 208,120	$ -	$ 263,620
John P. Case(4)	-	-	-	-
Priya Cherian Huskins(3)	46,500	208,120	-	254,620
Thomas A. Lewis(4)	-	-	-	-
Michael D. McKee(3)	76,000	208,120	-	284,120
Gregory T. McLaughlin(2)(3)	60,500	208,120	10,000	278,620
Ronald L. Merriman(3)	60,000	208,120	-	268,120
A. Larry Chapman(3)	42,000	208,120	-	250,120

(1)                On May 7, 2013, the date of our 2013 Annual Meeting of Stockholders, each non-employee director received 4,000 shares of restricted stock with a grant date fair value of $208,120, which is calculated by multiplying the 4,000 shares by the closing market price of our common stock on May 7, 2013 of $52.03, as prescribed by Accounting Standards Codification Topic 718.  All of these stock grants vest according to the vesting schedule described below under “Stock Awards for Directors” and all shares, including shares of restricted stock, are paid dividends from the date of grant.

(2)                Amounts represent the annual retainer of $10,000 for serving as the director of Crest Net Lease, Inc., or Crest, a wholly owned subsidiary of Realty Income.

(3)                As of December 31, 2013, the non-employee directors did not hold any stock options, but held the following number of shares of unvested restricted stock:

Name	Shares of unvested restricted stock held at December 31, 2013
Kathleen R. Allen, Ph.D.	-
Priya Cherian Huskins	8,001
Michael D. McKee	-
Gregory T. McLaughlin	8,001
Ronald L. Merriman	7,334
A. Larry Chapman	9,334

(4)                Mr. Case, our Chief Executive Officer, and Mr. Lewis, our former CEO and current Director, did not receive any compensation for their services on our Board of Directors or as a directors of Crest during 2013.  Their compensation is reflected as part of the “Summary Compensation Table” on page 40.

Stock Awards for Directors

The 2012 Incentive Award Plan provides that typically, upon the initial election to our Board of Directors, and at each annual meeting of stockholders thereafter, if the director continues to serve as a director after the meeting, each non-employee director is automatically granted 4,000 shares of restricted stock. The vesting schedule for restricted shares granted to non-employee directors is as follows:

•            For directors with less than six years of service at the date of grant, shares vest in 33.33% increments on each of the first three anniversaries of the date the shares of stock are granted;

•            For directors with six years of service at the date of grant, shares vest in 50% increments on each of the first two anniversaries of the date the shares of stock are granted;

•            For directors with seven years of service at the date of grant, shares are 100% vested on the first anniversary of the date the shares of stock are granted; and

•            For directors with eight or more years of service at the date of grant, there is immediate vesting as of the date the shares of stock are granted.

Other Payments for Directors

The members of our Board of Directors are also entitled to reimbursement of their travel expenses incurred in connection with attendance at Board of Director and committee meetings and conferences, in accordance with our travel policy.  Additionally, our Board of Director members are reimbursed for expenses incurred in connection with attending continuing education programs to assist them in remaining abreast of developments in corporate governance and other critical issues relating to the operation of public company boards.

Director Stock Ownership Guidelines

Our non-employee directors are subject to stock ownership guidelines. Under these guidelines, each non-employee director will be required, within five years of January 1, 2013, to hold stock valued at no less than five times the amount of the annual cash retainer paid to such director for service as a member of the Board of Directors, without reference to committee service.  For each of our non-employee directors, the stock ownership goal was determined using five times their annual cash retainers as of January 1, 2013 of $15,000, or $75,000, divided by the closing price of our common stock as of December 31, 2012 of $40.21, which equals a minimum share ownership requirement of 1,865 shares.

All vested and unvested restricted stock awards qualify towards satisfaction of the requirement.  For any new director, compliance with the guidelines will be required within five years after being elected to the Board of Directors. As of January 1, 2014, each director subject to the guidelines met or exceeded the stock ownership requirements.

Stock ownership guidelines for our executive officers, including Messrs. Case and Lewis, are described below under “Executive Compensation — Compensation Discussion and Analysis — Executive Stock Ownership Requirements.”

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth certain information as of the record date of March 6, 2014 concerning our executive officers:

Name	Title	Age
John P. Case	Chief Executive Officer and Director	50
Gary M. Malino	President, Chief Operating Officer	56
Sumit Roy	Executive Vice President, Chief Investment Officer	44
Paul M. Meurer	Executive Vice President, Chief Financial Officer and Treasurer	48
Michael R. Pfeiffer	Executive Vice President, General Counsel and Secretary	53
Richard G. Collins	Executive Vice President, Portfolio Management	65
Robert J. Israel	Senior Vice President, Research	54
Laura S. King	Senior Vice President, Assistant General Counsel and Assistant Secretary	52
Greg J. Fahey	Senior Vice President, Controller	53
Debra M. Bonebrake	Senior Vice President, Industrial, Distribution and Office Properties	54

Executive Officer Biographies

John Case’s biographical information is set forth above under Board of Director Biographies.

Gary M. Malino is our President, Chief Operating Officer, a position he has held since September 2001.  He joined us in 1985 and served in various executive positions until 1994 when he was named Chief Financial Officer and Treasurer. Prior to joining Realty Income, he was a certified public accountant for a Los Angeles based accounting firm (1981-1985) and assistant controller with McMillin Development Company, a real estate development company (1979-1981).

Sumit Roy is our Executive Vice President, Chief Investment Officer, a position he has held since October 2013.  He was Executive Vice President, Acquisitions, from March 2013 to October 2013.  From September 2011 to February 2013, he was our Senior Vice President, Acquisitions.  Prior to joining us, Mr. Roy was an Executive Director, Global Real Estate, Lodging & Leisure, for UBS Investment Bank in New York (UBS).  Prior to working at UBS, Mr. Roy was a Manager in the Corporate Finance Group at Meadwestvaco (2003-2004), an Associate in the Technology Investment Banking Group at Merrill Lynch (2001-2003), and a Principal at Cap Gemini (1994-1999).

Paul M. Meurer is our Executive Vice President, Chief Financial Officer and Treasurer, positions he has held since joining us in 2001. Prior to joining us, he was a director in Merrill Lynch & Co.’s Real Estate Investment Banking Group (1992-2001), a real estate consultant with General Atlantic Partners (1991) and worked in the Real Estate Investment Banking Department at Goldman Sachs & Co. (1987-1990).

Michael R. Pfeiffer is our Executive Vice President, General Counsel and Secretary, positions he has held since May 2002. He joined us in 1990 and served as Corporate Counsel until 1995, when he was named General Counsel and Secretary. Mr. Pfeiffer left us in September 2001 and served as Executive Vice President and General Counsel for Westfield Corporation, Inc., a retail shopping mall owner, until May 2002, at which time he returned to us as Executive Vice President, General Counsel and Secretary. Prior to 1990, Mr. Pfeiffer was in private practice with a law firm specializing in real estate transactional law and served as associate counsel with First American Title Insurance Company. He is a licensed attorney and member of the State Bar of California and Florida. Mr. Pfeiffer is a licensed Real Estate Broker in California and holds the real estate officer license for us.

Richard G. Collins is our Executive Vice President, Portfolio Management, a position he has held since August 2005. Prior to becoming Executive Vice President, Portfolio Management, Mr. Collins served as the President of our subsidiary, Crest. He joined us in 1990 and has served in a variety of positions, including Vice President, Portfolio Management and Senior Vice President, Portfolio Acquisitions. Prior to joining us, he was involved as a principal in the acquisition and sale of land and commercial real estate, as a general partner for land and commercial real estate partnerships (1979-1990) and as a leasing and sales specialist in the Office Properties Division for Grubb & Ellis Commercial Real Estate Services (1974-1979).

Robert J. Israel is our Senior Vice President, Research, a position he has held since 2006.  He joined us in 1997 and served as Senior Research Director, Associate Vice President and Vice President of Research prior to being promoted to his current position.  Prior to joining us, Mr. Israel was a Vice President of corporate banking for First National Bank and a Corporate Banker for City National Bank.

Laura S. King is our Senior Vice President, Assistant General Counsel and Assistant Secretary, positions she has held since December 2008.  From November 1998 to December 2008, she was our Vice President, Assistant General Counsel and Assistant Secretary.  She joined us in 1985 and held various investor services and legal positions until her promotion to Vice President, Assistant General Counsel in 1998.  Prior to joining us, Ms. King held various accounting positions with Southern California Savings and Loan Associations.  She is a licensed attorney and member of the State Bar of California.

Greg J. Fahey is our Senior Vice President, Controller, a position he has held since January 2013.  From April 1998 to January 2013, he served as Vice President, Controller.  He joined us in January 1986 and served in a variety of accounting positions prior to becoming Vice President, Controller in 1998.  Prior to joining us, Mr. Fahey gained experience as an accountant, loan officer and mortgage broker.  He is accredited as a Certified Management Accountant.

Debra M. Bonebrake is our Senior Vice President, Industrial, Distribution and Office Properties, a position she has held since March 2014.  Prior to joining us, Ms. Bonebrake was a Managing Director at Prologis.  During her 18 years at Prologis (1995-2013), Ms. Bonebrake was responsible for the development and operation of the company’s property management platform.  More recently, Ms. Bonebrake had executive oversight for a business transformation project that delivered an integrated global operating platform to the organization.  Prior to her time at Prologis Ms. Bonebrake was the Director of Operations at Paragon Group, Inc. (1989-1995).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the compensation policies and programs for the company’s executive officers, including named executive officers, as such term is defined in the Summary Compensation Table in this Proxy Statement. The Compensation Committee administers the compensation policies and programs for our executive officers and certain other officers. The Compensation Committee regularly reviews and approves our executive compensation principles and programs to ensure that they are aligned with our business strategies and objectives, encourage high performance, promote accountability, minimize risk taking, and assure that management’s interests are aligned with the interests of our stockholders.

Executive Summary

2013 was an eventful year for Realty Income Corporation.   There were two significant events that occurred during the year that were outside the ordinary course of business and that had an impact on the annual compensation of our named executive officers.  These events included the acquisition of ARCT which dramatically increased the size of our company at the very start of the year, and triggered a change to our peer group due to a significant increase in our total market capitalization and real estate portfolio.  Additionally, after 17 years, Tom Lewis, retired as CEO in September 2013 and John Case, our prior Executive Vice President, Chief Investment Officer, was promoted to CEO. As a result of this shift in leadership, equity-based awards were granted to Mr. Case as compensation for his promotion and Mr. Lewis’ 2013 performance compensation was awarded during 2013, as opposed to January of the following fiscal year when we customarily award performance compensation. It is important to understand these items and the impact of these non-recurring payments and awards on 2013 executive compensation and its comparability to prior years compensation as you read through the following executive compensation discussion.

The primary objectives of the company’s compensation program are to align the interests of management with those of the stockholders, to link executive compensation to company performance, and to attract, motivate and retain Realty Income’s executive officers through competitive compensation arrangements that, within appropriate risk parameters, provide strong financial incentives for executives to maximize stockholder value.

2013 Strong Performance

Realty Income delivered extraordinary operating performance results in 2013, including the following accomplishments:

•                  Increased Monthly Dividend. Increased monthly dividends paid per common share in 2013 five times for a year over year increase of 21.2% to $2.147 per share in 2013 from $1.772 per share for 2012, which is the largest increase in our company’s history and is over 16x greater than the average of the per share dividend increase during the last 3 years.

•                  Increased FFO per share.  Achieved a 19.4% increase in FFO per share for 2013 compared to 2012 and a 19.3% increase in normalized FFO per share for 2013 compared to 2012.  These represent the largest increases in our company’s history.

•                  Increased FFO. Achieved a 72.1% increase in FFO for 2013 compared to 2012. Achieved a 71.9% increase in normalized FFO available to common stockholders for 2013 compared to 2012.  Refer to page 49 of our Form 10-K for the year ended December 31, 2013 for a reconciliation of net income available to common stockholders (which we believe is the most comparable GAAP measure) to FFO and normalized FFO.

•                  Record Acquisitions. Recorded a record year for new property acquisitions as we invested $4.7 billion in real estate, including $3.2 billion of real estate acquired in January in connection with the acquisition of ARCT and an additional $1.5 billion invested in 459 new properties and properties under development or expansion at an initial lease yield of 7.1%.

•                  Improved Credit Quality and Diversification of Revenues. We made progress on our strategic initiatives of improving the credit quality of our revenue stream and diversifying our portfolio to include non-retail properties, whereby 65% of the revenues generated by our 2013 investments in real estate are from investment grade tenants and 16% of the investments are in non-retail properties.

•                  Maintained a Very High Occupancy Rate.  At December 31, 2013, we had 70 properties available for lease out of 3,896 properties in our portfolio, which represents a 98.2% occupancy rate.

•                  Access to Capital. Accessed the capital markets to raise approximately $4.0 billion in gross capital during 2013. This new capital consisted primarily of approximately $3.2 billion of common equity and also included approximately $820.0 million of debt. This capital raising activity allowed us to fund our acquisitions during 2013.

•                  Increased Capacity on Credit Facility.  We expanded our credit facility to a capacity of $1.5 billion, providing us with ample access to funds which allows us to pursue additional real estate investment opportunities.  Throughout the year, we maintained a conservative capital structure with debt as a percentage of total market capitalization of 33.2% at December 31, 2013.

•                  Credit Rating Upgrade. Standard & Poor’s Ratings Services upgraded our senior unsecured debt ratings to BBB+ from BBB and our preferred stock ratings to BBB- from BB+, with a stable outlook.

We have also achieved relatively strong long-term performance, including the following accomplishments:

•                  Achieved three-year and five-year total stockholder returns at the 59th and 44th percentile, respectively, compared to our peer group.  Our year-end total return is based on our share price at December 31, 2013.  During 2013, the price of our shares fluctuated between a high of $55.48 and a low of $36.58, closing at $37.33 on December 31, 2013.  Factors that can play a role in the pricing of our shares include, but are not limited to, perceptions in the market place of unfolding economic events, as well as conditions in the stock market in general, which are unrelated to our outstanding operating performance. Of note is the fact that the decline in our shares did not occur in isolation as the broader REIT indices, including the share prices for many in our peer group, also declined during the second half of 2013, resulting in share price declines of 1.3% for the NAREIT Equity REIT Index in 2013.  Considering these fluctuations and the fluctuations of total stockholder returns within our peer group and the general REIT industry, we believe our three-year and five-year total stockholder returns have been favorable;

•                  Since listing on the NYSE in October 1994, our compounded average annual total stockholder return, as of December 31, 2013, was 16.3%.  As illustrated in the graph below, our performance far exceeded the following indices during the same period: FTSE NAREIT US Equity REIT index, the Dow Jones Industrial Average, the S&P 500 and the NASDAQ Composite.  Each of these compounded average annual total stockholder return rates are calculated in the same manner, assuming reinvestment of dividends, except for NASDAQ.

Overview of Compensation Philosophy

Executive compensation consists of the following elements; base salary, annual cash incentive bonus, equity based long-term incentive awards, severance and change in control payments and benefits. We believe each of these elements support the company’s overall compensation objectives.

The Compensation Committee’s philosophy is that executive compensation should reflect the value created for our stockholders, while supporting our business strategies, operational goals, and long-range plans.  Such compensation should also assist the company in attracting and retaining key executives critical to our long-term success.

•                  We emphasize pay for performance.  The company’s compensation program is designed to align company-wide financial, operational and total return achievements with the annual cash bonuses and equity awards granted to its named executive officers. Annual cash bonuses are paid based upon the Compensation Committee’s assessment of each executive’s individual performance and company-wide performance under the following key short-term and long-term performance metrics of:  (i) short-term stockholder returns (weighted 15%); (ii) the strength of its balance sheet (weighted 20%); (iii) short-term growth in earnings metrics (weighted 15%); (iv) portfolio performance (weighted 10%); (v) acquisitions (weighted 10%); (vi) long-term (3 year and 5 year) stockholder returns (weighted 20%); and (vii) long-term (3 year and 5 year) growth in earnings metrics (weighted 10%), with an available rating of poor, average, good, excellent or outstanding for each measure.  Individual metrics within each category are equally weighted.  Equity awards, which are typically granted after fiscal year end, in recognition of the company’s prior year performance under these performance metrics as well as each executive officer’s individual performance for the prior fiscal year, consist of annual grants of restricted stock.

•                  Alignment of executive compensation with the creation of value for our stockholders.  The combination of annual cash bonuses and restricted stock grants, which generally vest over a period of five years, except for officers approaching retirement age, creates a balanced focus on the achievement of short-term and long-term financial and operational goals and total return performance. The Compensation Committee believes that this “at risk” and variable compensation of annual bonuses and long-term equity incentives play a significant role in aligning management’s interests with those of the company’s stockholders. In 2013, approximately 67% of our CEO’s total direct compensation (as shown in the following chart) and approximately 79%-88% for our other named executive officer’s total direct compensation, consisted of compensation that is “at risk” based on our performance.  Included in the CEO’s 2013 compensation is a time-based promotion equity grant.  Excluding this one-time grant, approximately 93% of our CEO’s total direct compensation was considered “at risk.” Typically 100% of the annual equity awards we grant to our executive officers are based on our performance.

CEO Total Direct Compensation(1)

(1)          The term total direct compensation means the aggregate amount of Mr. Case’s 2013 actual base salary, actual annual cash incentive bonus for 2013 performance (paid in January 2014), and the grant date fair value of long-term incentive awards based on 2013 performance (granted in 2013 and January 2014), calculated as prescribed by Accounting Standards Codification 718.  The performance equity awards consist of grants made in March 2013 related to the successful completion of the ARCT merger, performance-based awards granted in September 2013 upon Mr. Case’s promotion to CEO, and annual performance grants for 2013.  A portion of the promotion equity award consists of a time-based equity award granted in September 2013 upon Mr. Case’s promotion to CEO, and the remainder of the promotion equity award is performance based.

•                  A flexible approach to annual cash incentive compensation and equity based long-term incentive awards.  The Compensation Committee has established targeted goals under each of the performance metrics to guide it in its evaluation of company performance and its determination of annual cash bonuses and equity awards. While the program provides structure to the Compensation Committee’s determinations, it also preserves the Compensation Committee’s flexibility to exercise its discretion in assessing company performance (including a comparison to our peer group’s performance), market conditions and any other relevant data. This ultimately helps to ensure that the incentive bonus program is both responsive to market conditions and linked to the actual performance of the company.  In addition to these performance metrics, the Compensation Committee employs targeted multiples of salary as guidelines for determination of cash bonuses and equity award values when performance approximates targeted (or good) performance and pay in excess of these multiples for excellent or outstanding performance.  For 2013, based on extraordinary accomplishments under its performance metrics, the company paid above-target multiples for cash bonuses and equity awards for each of its named executive officers.

•                  Competitive Aggregate Total Direct Compensation. The Compensation Committee, with the assistance of its independent compensation consultant, annually reviews the executive compensation program to ensure that it provides competitive pay opportunities. The Compensation Committee believes it is important to provide aggregate total direct compensation to named executive officers as a group that is targeted within a range of median aggregate total direct compensation paid by the company’s peer group during the same time frame.

•                  We are mindful of the concerns of our stockholders regarding executive compensation pay practices.  To address these concerns we have adopted the following policies during the last year:

•                  A clawback policy that enables us to recover incentive compensation awards in the event of negligence or misconduct directly related to a material restatement of our financial or operating results, or miscalculated performance metrics that, if calculated correctly, would have resulted in a lower payment; and

•                  An anti-pledging policy that prohibits directors, officers, employees and their families from holding our securities in a “margin account,” and pledging any of our securities for any loans or indebtedness.

Additionally, the Compensation Committee is considering certain modifications to the company’s existing compensation program for the 2014 calendar year which would result in distinct short-term and long-term plans based on separate metrics. Under the long-term incentive plan, an individual’s award would be granted in performance-vesting equity awards, based strictly on achieving future performance goals.  See further detail of the anticipated changes to the compensation program on page 32.

•                  Other Highlights of Our Compensation Practices. The Compensation Committee seeks to ensure good corporate governance practices are a key element of our executive compensation program.  Highlights include:

•                  A stock ownership program for our directors and executive officers with a position of executive vice president and above, with the Named Executive Officers required to own a fixed number of shares based on three to five times their base salaries, depending on their position.  All executive officers are in compliance with the stock ownership guidelines;

•                  An anti-hedging policy is in place that prohibits directors, officers, employees and their families from entering into speculative transactions involving the company’s stock;

•                  In the event of a change in control, without termination, no cash payments will be made to our named executive officers, including our CEO;

•                  There are no tax gross up payments;

•                  The Compensation Committee employs the services of an independent compensation consultant, who assists the Committee in its review of the market competitiveness of the compensation program and apprises the Committee of market trends; and

•                  The Compensation Committee carefully considers the risks associated with all of the compensation programs.

Favorable Stockholder Say on Pay Vote

The company provides its stockholders an advisory “say on pay” vote on the compensation of named executive officers on an annual basis. At our 2013 Annual Meeting of Stockholders, stockholders expressed substantial support for the compensation of named executive officers, with approximately 95% of the votes cast approving the advisory say on pay vote.  Following our 2013 Annual Meeting of Stockholders, our Compensation Committee evaluated the results of the 2013 advisory say on pay vote. The Compensation Committee also considered many other factors in evaluating our executive compensation programs as discussed in this Compensation Discussion and Analysis, including the Compensation Committee’s assessment of the interaction of the company’s compensation programs with its financial and operational objectives, evaluations of its programs by an external consultant, and review of data of a comparator group of peers, each of which is evaluated in the context of the Compensation Committee’s responsibility to act in the company’s best interests. While each of these factors had a bearing on the Compensation Committee’s decisions regarding our named executive officers’ compensation, the Compensation Committee did not make any material changes to our executive compensation program in 2013 and policies as a result of the 2013 advisory say on pay vote.  The Compensation Committee will continue to consider the outcome of say on pay proposals when making future compensation decisions for the named executive officers.

Elements of Compensation

To achieve its goals, the Compensation Committee offers executive officers a compensation package that is primarily comprised of the elements described in the table below.  In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and motivates performance. Base salaries and severance and other termination benefits are primarily intended to attract and retain highly qualified executives. We believe that in order to attract and retain top executives, we need to provide them with compensation levels that reward their continued service.

Annual bonuses and long-term equity incentives are the elements of the executive compensation program that are designed to reward performance and provide incentives to create stockholder value.  Annual bonuses are primarily intended to motivate named executive officers to achieve specific strategies and operating objectives, although we also believe it helps us attract and retain top executives.  Our long-term equity incentives are primarily intended to align named executive officers’ long-term interests with stockholders long-term interests, although we believe they also play a role in helping us reward performance and to attract and retain top executives.

Element	Objective Served
Base Salary	Fixed base pay that rewards performance of core job duties, and recognizes individual achievements, contributions and tenure.
Annual Cash Incentive Bonus	Variable cash awards based on performance and responsibility levels to compensate each executive for achieving our corporate goals and achievement of our short-term and long-term objectives.
Equity Based Long-term Incentive Awards – Restricted Stock

Variable equity awards also granted based on performance and responsibility levels and designed to foster retention and align the executive officers’ interests with the long-term interests of our stockholders.

Severance and Change in Control Payments and Benefits	Promotes executive recruitment and retention. Ensures best efforts for the benefit of our stockholders in the event of an actual or threatened change of control.

Compensation Process

Compensation Consultant

To assist in its efforts to meet the objectives outlined above, the Compensation Committee has retained FPL Associates, LP, or FPL, a nationally-known executive compensation and benefits consulting firm specializing in real estate companies, to provide general executive compensation consulting services and to respond to any Compensation Committee member’s questions. In addition, the consultant performs special executive compensation projects and consulting services from time to time, as directed by the Compensation Committee. In 2013, as in the prior year, the Compensation Committee continued to review its program designs and guidelines, and conducted its annual review of the competitiveness of its compensation program and the market practices of our peer group. The consulting services provided by FPL in connection with these reviews included:

•                  Evaluating the current compensation program in place for the named executive officers and assistance in structuring a compensation program that meets the objectives outlined by the Compensation Committee;

•                  Providing competitor information to assist the Compensation Committee in selecting the appropriate peer group;

•                  Benchmarking the compensation for the named executive officers against the appropriate peer group;

•                  Identifying the appropriate mix between compensation components, including base salary, annual incentives, and long-term incentive compensation;

•                  Discussing market-based incentive programs, including performance metrics and targets, within the peer group companies, and providing guidance and recommendations for design modifications to program elements; and

•                  Reviewing an overview of industry trends as it relates to human capital across the entire real estate industry.

FPL reports only to the chairman of the Compensation Committee and the other committee members and works with management as directed by the Compensation Committee.  The Compensation Committee retains the right to terminate or replace the consultant at any time. Pursuant to the Compensation Committee’s charter, the Compensation Committee has the power to engage such consultants and other advisors as it deems necessary.

Peer Group Data

The Compensation Committee uses comparison data from various companies in certain peer groups as a guide in its review and determination of base salaries, annual cash bonuses and restricted stock awards. From November 2013 through January 2014, the Compensation Committee reviewed peer group data to assist in its determination regarding cash bonuses and equity awards to be earned for 2013 performance, as well as any salary increases for 2014. A similar process was conducted at the end of 2012 for the salaries established for 2013 and for the cash bonus and equity awards granted on January 4, 2013.  The Compensation Committee evaluates our performance and determines whether the compensation elements and levels that are provided to our executive officers are generally appropriate relative to the compensation elements and levels provided to their counterparts at our peer companies, in light of our performance relative to our peers and in light of each executive officer’s contribution to our performance. This approach enables us to respond to dynamics in the labor market and provides us with flexibility in maintaining and enhancing our executive officers’ engagement, focus, and motivation for the future.

The Compensation Committee, with the help of the compensation consultant, periodically reviews the composition of our peer group and the criteria and data used in compiling our peer group list, and considers modifications to this group. At the end of 2012, our total market capitalization placed us in the 67th percentile of our peer group. Despite the fact that our total market capitalization was above the targeted median of the peer group, the Compensation Committee felt that it was not necessary to change the members of our peer group last year, but anticipated changing the members of the peer group for 2013 based on the increase in our market capitalization subsequent to the $3.2 billion acquisition of ARCT that was completed in January 2013 and the level of acquisition activity projected for the remainder of the year.

During 2013, in addition to completion of the $3.2 billion ARCT acquisition in January, we invested $1.5 billion directly in real estate properties.  The capital raised to fund these acquisitions, combined with our year-end share price, resulted in a $3.7 billion, or 42%, increase in our total market capitalization as of December 31, 2013 compared to December 31, 2012.  Consequently, Realty Income ranked amongst the 20 largest publicly traded equity REITs in the U.S. by total enterprise value.  As a result of this substantial increase in our size, the Compensation Committee decided to change the relatively consistent composition of peer groups we have used over the past several years.  The Compensation Committee, with assistance from FPL, undertook a comprehensive new peer group review during the latter part of 2013 with the aim of optimizing the company’s peer group for benchmarking and determining executive compensation.

The new peer group was selected based on various criteria considered by the Compensation Committee including industry (public REITs, and where applicable, net-lease), size, defined by both market capitalization and total capitalization, and portfolio scale, defined by number of properties. As a result of this peer group review and evaluation, the Compensation Committee selected the new 2013 peer group shown below to be used in its assessment of our 2013 and 2014 executive compensation.

The new peer group recommended by the compensation consultant and approved by the Compensation Committee consists of 15 public real estate companies that focus on a variety of asset classes, including those having a net lease component to the extent available, and those that are similar in size to us in terms of total market capitalization (common and preferred stock, partnership units convertible into stock and long-term debt). Only a size-based peer group was used because public real estate companies of the same size have similar characteristics to our company with respect to the demands and complexity of managing a large property portfolio, a significant acquisition pipeline and extensive capital markets activities.  The companies were selected so that our total market capitalization approximates the median.  As of September 30, 2013, this peer group had total market capitalization ranging from approximately $9.4 billion to $30.0 billion.  At September 30, 2013 our total market capitalization placed us in the 56th percentile of our new peer group.  Our previous geographic-based peer group was eliminated in 2013 as a result of our total capitalization exceeding the total market capitalization of all but one of the companies in the geographic-based peer group.  Additionally, geographic-based peer groups are not standard in our market and given our size and scale, we now complete for executive talent on a national basis.  Five companies from our prior peer group, including Digital Realty Trust, Federal Realty Investment Trust, HCP, Inc., Macerich Company, and UDR, Inc., remain in our current peer group.

Peer Group

Avalon Bay Communities, Inc. Aimco CBL & Associates Properties, Inc. DDR Corp. Digital Realty Trust, Inc. Duke Realty Corporation Federal Realty Investment Trust HCP, Inc.	Health Care REIT, Inc. Host Hotels & Resorts, Inc. Kimco Realty Corporation Macerich Company SL Green Realty Corp. UDR, Inc. W.P. Carey, Inc.

Management Involvement

In setting compensation for executive officers, the Compensation Committee solicits appropriate input from the Chief Executive Officer and President, Chief Operating Officer, concerning each of the other executive officers. In addition, from time to time, the Compensation Committee will direct management to work with its consultant in providing proposals, program design, and compensation recommendations.  Each year, the Chief Executive Officer provides the Compensation Committee with a report regarding performance for the past fiscal year under the company’s performance metrics and discusses his personal assessment of individual performance of each executive officer.  In addition, at the request of the Compensation Committee, the Chief Executive Officer makes recommendations regarding salary, bonus and equity awards for each executive officer other than himself.  The Compensation Committee considers these recommendations and other factors as discussed below in making the final determinations.

Compensation Decisions and Programs

Base Salaries

Base salaries provide our executive officers with a degree of financial certainty and stability, reward them for performing their core job duties and responsibilities, recognize their tenure and are used to attract and retain highly qualified individuals. The Compensation Committee annually reviews and determines the base salaries of our executive officers at the commencement of each year, after review of performance over the prior year. Base salaries are also evaluated at the time of a promotion or other significant change in responsibilities. Increases in base salaries are based on the Compensation Committee’s evaluation of such factors as an executive officer’s level of responsibility and development potential, the results previously achieved by the executive officer, and the level of pay of the executive officer relative to other similarly situated executive officers at our peer companies.

In connection with its review of fiscal 2013 performance and setting of compensation in January 2014, the Compensation Committee decided to increase the base salaries paid to all of our named executive officers commencing on January 1, 2014. The Compensation Committee’s decision to increase 2014 salaries was based on its review of peer compensation data with the objective of aligning the base salaries of our named executive officers with those of their peers.  FPL provided the Compensation Committee with 2013 base salary averages and medians of our peer group for each executive position.  The Compensation Committee established a 2014 base salary for each named executive officer that was within a range of 83% to 101% of the median average 2013 base salary of each executive position of our 2013 peer group, as reported by FPL.  The increases in 2014 base salaries reflect the named executive officers’ increased responsibilities from the significant growth and outstanding 2013 operating performance of the company.  The base salaries are shown on the following table:

Named Executive Officer	Title	2012 Salary	2013 Salary	2014 Salary

John P. Case	Chief Executive Officer (1)	$ 350,000	$ 527,361	$ 800,000
Thomas A. Lewis	Vice Chairman of the Board and Former Chief Executive Officer(2)	650,000	700,000	-
Gary M. Malino	President, Chief Operating Officer	400,000	425,000	450,000
Sumit Roy	Executive Vice President, Chief Investment Officer (3)	250,000	326,042	400,000
Paul M. Meurer	Executive Vice President, Chief Financial Officer and Treasurer	325,000	350,000	400,000
Michael R. Pfeiffer	Executive Vice President, General Counsel and Secretary	325,000	350,000	375,000

(1)                Mr. Case was promoted to President, Chief Investment Officer in March 2013 and subsequently promoted to his current position in September 2013.  His 2013 salary reflects the amounts earned during 2013 while serving in each of these roles.  His ending 2013 salary of $750,000 was effective as of September 3, 2013, the date of his promotion to CEO.

(2)                Mr. Lewis retired from his position of Chief Executive Officer on September 3, 2013 and served as an Executive Advisor through January 7, 2014.  He continues to serve as Vice Chairman of the Board of Directors and his 2014 compensation will be based on those services as a director.

(3)                Mr. Roy was promoted to Executive Vice President, Acquisitions in March 2013 and subsequently promoted to his current position in September 2013.  His ending 2013 salary of $350,000 was effective as of September 15, 2013, the date of his promotion to CIO.

Performance Metrics

The Compensation Committee has established certain performance metrics, weightings and, target guidelines, to provide a formal structure to guide management in its performance and to guide the Compensation Committee in its determinations.  During 2013, the Compensation Committee performed a review of the existing performance metrics and elected to use the same metrics as used during 2012. To continue to enhance the existing structure and align compensation with performance, the Compensation Committee added a numerical scoring mechanism to the assessment process during 2013 which provides guidelines for clearly linking performance results to the concluded assessment for each category.

At the end of each year, the Chief Executive Officer provides the Compensation Committee with his personal assessment of the performance of each executive officer, excluding himself, for the year.  He also presents the following tables which delineate the performance in each metric based on the numerical targets set at the beginning of the year for each metric.  The results of how the actual performance compares to the target determines a rating based on a scale of “poor,” “average,” “good”, “excellent” and “outstanding” for each metric. Performance under each metric is assigned a numerical score on a scale of one to five, five being awarded for outstanding performance and one awarded for poor performance.  Average scores are calculated for each of the categories as well as an overall weighted average across all short-term and long-term metrics.  Individual metrics within each category are weighted equally to arrive at an average for each category.  The Compensation Committee evaluates both actual performance under these metrics and the CEO’s assessment of each officer’s individual performance, and considers this information in determining the executive officer’s annual cash bonuses and equity awards. In determining the amount of bonus and equity earned, the Compensation Committee employs guidelines, based on a multiple of the officer’s base salary and a rating of “good” performance.

Target Guidelines

Below is a summary of the target guidelines established by the Compensation Committee for each of the performance metrics clarifying the targeted results that correspond to each of the ratings.

Short-Term Targets

Performance Rating	Outstanding	Excellent	Good	Average	Poor
Numerical Score	5	4	3	2	1

Stockholder Returns
Dividend Increases	5	4	1	0	Decrease
Dividend Per Share Growth	5.0%	2.5%	1.0%	0.0%	Decrease
Stock Price Growth	8.0%	5.0%	3.0%	0.0%	Decrease
Total Stockholder Return (current year)	12.0%	9.0%	7.0%	5.0%	Decrease
Total Stockholder Return Relative to Peer Group (Percentile Rank)	75th	60th	50th	40th	25th

Balance Sheet
Debt to Total Market Capitalization	25%	30%	35%	40%	45%
Interest Coverage Ratio	3.75x	3.50x	3.25x	3.00x	2.75x
Fixed Charge Coverage Ratio	3.00x	2.75x	2.50x	2.25x	2.00x
Debt to Adjusted EBITDA	4.0x	5.0x	5.5x	6.0x	6.5x
Relative Comparison to Peers of Above Metrics (Percentile Rank)	75th	60th	50th	40th	25th

Earnings Metrics
FFO per Share Growth Absolute – current year	8%	5%	3%	1%	0%
FFO per Share Growth Relative to Peers – current year (Percentile Rank)	75th	60th	50th	40th	25th

Portfolio Performance
Portfolio Occupancy	98%	97%	96%	95%	94%
Same Store Rent Growth	2.0%	1.5%	1.0%	0.0%	Negative

Acquisitions
Acquisition Levels	$1 Billion	$600 Million	$300 Million	$150 Million	$100 Million

Long-Term Targets

Stockholder Returns
Total Stockholder Return Relative to Peers (Percentile Rank)	75th	60th	50th	40th	25th

Earnings Metrics
FFO per Share Growth Absolute – 3 year 5 year	20% 30%	13% 19%	8% 11%	3% 4%	0% 0%
FFO per Share Growth Relative to Peers (3&5 year, in Percentile Rank)	75th	60th	50th	40th	25th

Actual Performance

The acquisition of ARCT resulted in performance which far exceeded targeted levels for a number of performance metrics; including dividend per share growth, short-term and long-term FFO per share growth, and acquisition levels.  Although the performance targets did not contemplate an acquisition of this size when established, we believe that performance above targeted levels would have been achieved nonetheless based on the additional $1.5 billion that we invested in real estate during 2013, exclusive of the acquisition of ARCT.

The 2013 guideline performance metrics, their weightings and the Compensation Committee’s ultimate assessment at the end of 2013 based on 2013 performance are as follows:

Performance Metric	Weighting	Results	Numerical Score(1)	Performance Rating
Short-Term Metrics
STOCKHOLDER RETURNS Dividend Increases Dividend Per Share Growth Stock Price Growth Total Stockholder Return (current year) Total Stockholder Return Relative to Peer Group Category Average	15.0%	5 21.2% -7.2% -1.8% 43%	5 5 1 1 2 2.8	Good
BALANCE SHEET Debt to Total Market Capitalization Interest Coverage Ratio Fixed Charge Coverage Ratio Debt to Adjusted EBITDA Relative Comparison to Peer Group of Above Metrics Category Average	20.0%	33.2% 3.6x 3.0x 6.1x 74%	3 4 5 2 5 3.8	Excellent
EARNING METRICS FFO per Share Growth Absolute (current year) FFO per Share Growth Relative to its Peer Group FFO Multiple Relative to its Peer Group Category Average	15.0%	19.4% 82% 62%	5 5 4 4.7	Outstanding
PORTFOLIO PERFORMANCE Portfolio Occupancy Same Store Rent Growth Category Average	10.0%	98.2% 1.4%	5 4 4.5	Outstanding/ Excellent
ACQUISITIONS Acquisition Levels	10.0%	$4.7 Billion	5	Outstanding
Long-Term Metrics
STOCKHOLDER RETURNS Total Stockholder Return Relative to Peer Group (3 Year) Total Stockholder Return Relative to Peer Group (5 Year) Category Average	20.0%	59% 44%	4 2 3.0	Good
EARNING METRICS FFO per Share Growth Absolute (3 Year) FFO per Share Growth Absolute (5 Year) FFO per Share Growth Relative to Peer Group (3 Year) FFO per Share Growth Relative to Peer Group (5 Year) Category Average	10.0%	27.9% 27.9% 49% 86%	5 5 3 5 4.5	Outstanding/ Excellent
Weighted Average Score			3.9	Excellent

(1) Individual metrics within each category are weighted equally to arrive at the category average.

Anticipated Changes to 2014 Compensation Program

Although the Compensation Committee feels the current plan achieves the goal of aligning the executive officers’ interests with the long-term interests of our stockholders, changes in investors’ acceptance of plans that do not include strictly formulaic components has prompted the Compensation Committee to consider certain modifications to the company’s existing compensation program.  The modified compensation program would result in distinct short-term and long-term incentive plans based on separate metrics.  The redesigned short-term incentive plan would include a mix of cash and equity awards, which will depend on the executive and desired compensation mix.  Short-term performance includes both objective and subjective performance measures and may include individual performance metrics.  Under the long-term incentive plan, an individual’s award would be granted in performance-vesting equity awards, based strictly on achieving future performance goals.  With respect to the performance based restricted stock, the award will be purely based on objective performance metrics and determined primarily by relative stockholder return metrics with a smaller component based on balance sheet metrics.  The table below highlights the major components of the existing compensation program and the proposed changes thereto.

Existing Compensation Program	Proposed Changes to the Compensation Program

Base Salary	Base Salary (no structural changes)

Annual Cash Bonus	Short-Term Incentive Plan
• Cash	• Cash and time-based restricted stock that vests over five years
• Granted annually	• Granted annually
• Subjective based on objective performance metrics	• Objective and subjective short-term performance metrics

Long-Term Incentive Plan	Multi-Year Long-Term Incentive Plan
• Time-based restricted stock that vests over five years	• Performance-based equity awards
• Annual grants for overlapping multi-year periods	• Annual grants for overlapping multi-year periods
• Subjective with objective performance metrics	• Forward-looking objective performance-vesting metrics, primarily based on relative total stockholder return.

Factors Affecting Compensation Decisions

As previously noted, the ARCT acquisition closed on January 22, 2013 and added total assets of approximately $3.2 billion to our portfolio.  An additional $1.5 billion was invested directly in real estate during the year.  Of the $4.7 billion invested during 2013, $4.0 billion occurred during the first six months of the year, evidencing that approximately 85% of our asset growth occurred during the first half of 2013. The effect of these acquisitions resulted in a 42% increase to our total market capitalization during 2013.  As a result of this significant increase in our total market capitalization, we identified early in the year that our 2012 peer groups were no longer reflective of the increased size and operations of our company.

2013 bonus and equity-based award targets were previously established and driven by base salaries that were in-line with median salaries of our 2012 peer group, which was made up substantially of companies that were significantly smaller than our larger company, after the completion of the ARCT acquisition in January 2013 and after additional acquisition activity throughout 2013.  The executive officers’ responsibilities for operating and managing our larger, more complex company during 2013 were not reflected in these original targets.  Accordingly, the Compensation Committee determined that compensation for our named executive officers should exceed the targeted amounts, because these targets were not reflective of the efforts required to grow and operate the significantly larger company.  Although the amounts of cash bonuses paid and equity awards granted for 2013 for each of our named executive officers are in excess of our prior years’ target levels, total compensation falls between 75% and 142% of the 2012 performance year median amounts of total compensation for our 2013 peer group.

Considering the increased size and complexity of our company for the vast majority of 2013, excellent and outstanding performance under our performance metrics were still achieved.  During 2013, our company achieved a 19.4% increase in FFO per share and increased monthly dividends per share by

21.2%, both annual records for our company.  This FFO per share growth is over 8x greater than the average FFO per share growth experienced over the last 3 years and the dividend per share growth is over 16x greater than the average dividend per share growth over the last 3 years.  2013 has been a record year for new investments, growth and the total amount of dollars invested in real estate, of $4.7 billion, during the year, is approximately 5x greater than the historical 3-year average annual amount of dollars invested in real estate.  These high growth factors evidence our achievement of multiple years of growth within just one year.  Each of our executive officers were instrumental in achieving the growth and successful operating results that were realized during 2013 and, accordingly, the Compensation Committee determined that their actual bonuses and equity-based awards should reflect their results relative to the performance benchmarks.

Compensation for the Chief Executive Officers in 2013

Mr. Lewis, who served as Chief Executive Officer through September 2013 and served as an Executive Advisor through January 7, 2014, received total compensation for 2013 equal to 101% of the 2012 median paid by our new peer group.  Mr. Lewis’ annual cash bonus is 64% above his target multiple and his annual performance equity award is 43% above his target multiple. However, these targets were based on a base salary that was established to be in-line with our 2012 peer group which consisted of substantially smaller companies.  As our Chief Executive Officer, until September 3, 2013, Mr. Lewis guided us during a time of extraordinary growth whereby Realty Income became the largest net lease REIT and the 18th largest REIT in the industry.  He provided the leadership needed for our acquisition of ARCT and he successfully transitioned his responsibilities as CEO to Mr. Case.

In light of Mr. Lewis’ retirement as our Chief Executive Officer in September 2013 and his performance as an Executive Advisor through January 7, 2014, the Compensation Committee reviewed our performance through the date of Mr. Lewis’ retirement in determining his cash bonus and equity awards for 2013 performance.  In December 2013, the Compensation Committee granted Mr. Lewis 80,364 shares for his service as our Chief Executive Officer and Executive Advisor during 2013.  In determining the amount of this equity award, the Compensation Committee considered the $3.2 billion acquisition of American Realty Capital Trust that occurred in January 2013, the additional acquisitions of $1.4 billion of real estate that closed through September 30, 2013, the 21.1% increase in FFO per share and the 21.6% increase in dividends paid per common share that occurred through September 30, 2013, shortly after Mr. Lewis retired as Chief Executive Officer.  Similar to the growth factors discussed above, this acquisition growth was nearly 5x greater than the 3-year average amount of acquisitions and the dividend per share growth is over 16x greater than the average dividend per share growth over the last 3 years, evidencing significant growth during 2013 when he was Chief Executive Officer.  These unprecedented and extraordinary achievements that occurred before Mr. Lewis’ retirement from CEO resulted in an increase in his cash bonus and annual stock grant award.  The stock award granted to Mr. Lewis for his 2013 performance vested immediately, in accordance with our policy.

In order to provide a clearer picture as to compensation awarded for a particular year, we are providing additional compensation information not required by the SEC, which we believe is meaningful to our stockholders. The following tables for Mr. Lewis and Mr. Case, show each CEO’s total compensation for services performed in 2013. In accordance with SEC rules, the Summary Compensation Table discloses the grant date value of equity awards granted in the listed years, even though such awards were for service in prior years. In contrast, these tables show the grant date value of such awards for the actual year in which services were performed. In the case of Mr. Lewis, due to his retirement as our Chief Executive Officer in September 2013, his annual equity awards for both the 2012 and 2013 performance years were granted during 2013, and accordingly, both are presented in the stock awards column of the Summary Compensation Table. The table below summarizes his total compensation for services performed in 2013.

	Base Salary	Cash Bonus	Annual Equity Award (1)	Other Compensation	Total Compensation

Thomas A. Lewis	$700,000	$2,300,000	$2,999,988	$12,006	$6,011,994

(1) Excludes $2,438,015 of equity awards granted to Mr. Lewis in 2013 for services performed in 2012.  This amount is included in the Stock Awards column of the Summary Compensation Table.

Mr. Case’s total compensation for 2013 was 94% of the 2012 median paid by our new peer group.   Mr. Case’s annual cash bonus is 42% above his target multiple and his annual performance equity award is 58% above his target multiple.  However, these targets were based on a base salary that was established to be in-line with our 2012 peer group which consisted of substantially smaller companies.  Mr. Case’s total compensation for purposes of this calculation includes the value of the ARCT transaction-related equity awards and excludes the value of time- and performance-based equity awards related to his promotion to CEO. Mr. Case, after serving as Chief Investment Officer for the first three months of the year, served as President, Chief Investment Officer beginning in March 2013, and was responsible for the successful execution of our expanded acquisitions strategy focused on increasing the size, quality and diversity of our real estate portfolio. During this time, we invested over $1.4 billion in real estate through September 30, 2013. Additionally, during his tenure as Executive Vice President, Chief Investment Officer, Mr. Case successfully negotiated and managed our $3.2 billion acquisition of ARCT in January 2013.  These acquisitions collectively increased the diversification and quality of our portfolio, while significantly increasing revenue, earnings and dividends.  During the last four months of 2013, while serving as Chief Executive Officer, Mr. Case has successfully continued the execution of our business plan helping lead the company to its record operating results.  The following table shows Mr. Case’s total compensation for services performed in 2013.

	Base Salary	Cash Bonus	Annual Equity Award	Other Compensation	Normalized Compensation	Non-recurring Equity Award(1)	Total Compensation

John P. Case	$527,361	$1,500,000	$2,499,991	$33,640	$4,560,992	$6,150,115	$10,711,107

(1) Includes the value of time-based and performance-based equity awards granted in connection with Mr. Case’s promotion to CEO as well as equity awards granted for his role in the ARCT acquisition.  Further detail of these awards is included on page 37.

Compensation for the Other Named Executive Officers in 2013

Mr. Malino’s total compensation for 2013 was 100% of the 2012 median paid by our new peer group. Mr. Malino’s annual cash bonus is 65% above his target multiple and his annual performance equity awards is 29% above his target multiple.  However, these targets were based on a base salary that was established to be in-line with our 2012 peer group which consisted of substantially smaller companies.   Mr. Malino was responsible for overseeing the operating activities of our significantly larger company during the year. He successfully managed the operations of our company through the integration of ARCT and the $1.5 billion of additional properties acquired, while managing our staffing needs.

Mr. Roy’s total compensation for 2013 was 142% of the 2012 median paid by our new peer group.   Mr. Roy’s annual cash bonus is 99% above his target multiple and his annual performance equity award is 53% above his target multiple.  However, these targets were based on a base salary that was established to be in-line with our 2012 peer group which consisted of substantially smaller companies.  Mr. Roy’s total compensation for purposes of this calculation includes the value of ARCT transaction-related equity awards.  Mr. Roy did an outstanding job in his roles as both our Senior and Executive Vice President, Acquisitions, which he held through October 2013.  During that time he was integral to the successful negotiations, closing, and integration of our acquisition of ARCT.  In October 2013, he was promoted to Executive Vice President, Chief Investment Officer, and has continued to expand our acquisition strategy and build on key relationships that we have in the marketplace.

Mr. Meurer’s total compensation for 2013 was 75% of the 2012 median paid by our new peer group.   Mr. Meurer’s annual cash bonus is 86% above his target multiple and his annual performance equity award is 39% above his target multiple. However, these targets were based on a base salary that was established to be in-line with our 2012 peer group which consisted of substantially smaller companies.  Mr. Meurer was instrumental in expanding our credit facility, securing our credit rating upgrade, and accessing the capital markets to raise over $4.0 billion in gross capital during 2013.  This capital raising activity allowed us to fund our acquisitions during 2013.  Additionally, the increase above his target makes his total compensation more comparable with other CFOs within our peer group.

Mr. Pfeiffer’s total compensation for 2013 was 97% of the 2012 median paid by our new peer group.   Mr. Pfeiffer’s annual cash bonus is 21% above his target multiple and his annual performance equity award is 14% above his target multiple.  However, these targets were based on a base salary that was established to be in-line with our 2012 peer group which consisted of substantially smaller companies.  Mr. Pfeiffer’s total compensation for purposes of this calculation includes the value of ARCT transaction related equity awards.  Mr. Pfeiffer had a large role in the diligence and negotiations that occurred in conjunction with the ARCT acquisition and continued to provide oversight and legal expertise for an acquisition of this magnitude.

Annual Cash Bonuses

Annual cash bonuses are designed to supplement the pay of our executive officers (and our key management personnel) so that their total compensation is competitive and properly rewards the participants for their efforts in achieving our objectives. As in prior years, the Compensation Committee employed targeted cash bonus payments, expressed as a multiple of base salary for targeted performance, ranging from one times to two times the officer’s base salary based on position, to guide it in its determinations regarding the amount of bonus to be paid to each executive officer. The Compensation Committee, in its discretion, may pay higher or lower amounts than these targeted bonus amounts based on company short-term and long-term performance, the status of our industry, market conditions, individual performance, peer group practices and other factors as it deems relevant.

As previously discussed, at the end of the performance year, the Chief Executive Officer presented the performance metrics table included above on page 31 which delineates the performance in each metric and made recommendations to the Compensation Committee regarding the amount of cash bonuses to be paid to the executive officers, other than himself. The Compensation Committee evaluated both actual performance under these metrics and the CEO’s assessment of each officer’s individual performance, and considered this information in determining the executive officer’s annual cash bonuses. Additionally, the Compensation Committee seeks to maintain a consistent ratio of cash-based and equity-based awards in their determination of the total annual performance compensation.  In determining the amount of bonus earned, the Compensation Committee employed guidelines, based on a multiple of the officer’s base salary.  The guideline percentages for 2013 and the actual percentages paid for 2013 are in the following table.

Named Executive Officer	Title	Targeted Base Salary Multiple	Targeted Cash Bonus	Actual Base Salary Multiple	Actual 2013 Bonus(1)

John P. Case	Chief Executive Officer	2.00x	$ 1,054,722	2.84x	1,500,000
Thomas A. Lewis	Vice Chairman of the Board and Former Chief Executive Officer	2.00x	1,400,000	3.29x	2,300,000
Gary M. Malino	President, Chief Operating	1.25x	531,250	2.06x	875,000
Sumit Roy	Officer Executive Vice President, Chief Investment Officer	1.00x	326,042	1.99x	650,000
Paul M. Meurer	Executive Vice President, Chief Financial Officer and Treasurer	1.00x	350,000	1.86x	650,000
Michael R. Pfeiffer	Executive Vice President, General Counsel and Secretary	1.00x	350,000	1.21x	425,000

(1)  The bonuses shown for 2013 were paid in January 2014 to each of the named executive officers based on 2013 performance, except for Mr. Lewis’s bonus which was paid in December 2013.

Equity Based Long-Term Incentive Awards

The Compensation Committee grants restricted stock awards on an annual basis, generally in January, in recognition of individual executive and company performance for the prior fiscal year as well as long-term achievements.  Additional awards can be granted from time-to-time based on non-recurring events or transactions where the Compensation Committee deems additional compensation in the form of equity awards to be warranted.

The restricted stock awards are designed to increase executive officers’ common stock ownership, motivate our executive officers to improve long-term common stock dividend performance, align their interests with the interests of stockholders, encourage long-term dedication and operate as a retention mechanism for key members of our management.

Our common stock grants typically vest over a period of five years.  The Compensation Committee approved, effective July 1, 2013, changing the accelerated vesting of each restricted stock award that had originally been granted from January 1, 2001 to January 1, 2007 with ten-year vesting to five-year vesting from the issuance date.  This decision was made based on our determination that a 10-year vesting period for equity awards was not in-line with market terms.  Since all grants were made more than five years ago, all of the remaining unvested shares under these grants vested.  On July 1, 2013, 212,827 restricted shares vested due to this action, resulting in additional compensation expense of $3.7 million in 2013, which was primarily related to our executive officers.

Annual Performance Grants

For the annual performance grants, the determination of the amount of restricted stock awards granted each January is based on how we performed under our performance metrics for the just completed year, as well as market data for that fiscal year.  The Compensation Committee considers the equity awards granted in January each year as earned for our performance during the prior fiscal year.

SEC disclosure rules require that the restricted stock awards shown in the Grants of Plan Based Award table for 2013 reflect those shares granted in the most recently completed fiscal year which, in our case, includes grants made in January 2013 which are reflective of the 2012 performance year.  As such, to provide a more complete and relevant disclosure of compensation for the 2013 performance year, we have provided supplemental information in the footnotes to the table regarding restricted stock earned, based on 2013 performance and granted in January 2014, as discussed below.

As part of its process of implementing its objectives to target aggregate total direct compensation at or around the median of our peer group, and to increase the percentage of compensation that is variable, at risk and tied to the interests of our stockholders, the Compensation Committee employs targeted base salary multiples, ranging from 1.75 times to 3 times the officer’s base salary that varies based on position, for the restricted stock awards to be granted to each executive officer. Actual awards depend on our accomplishments in accordance with the performance metrics reviewed by the Compensation Committee, at the close of each year as noted in the performance matrix on page 31, and other factors that the Compensation Committee determines are relevant. The targeted base salary multiples and awards for the grants made for our 2013 performance, to our named executive officers, are set forth in the table below, along with the actual base salary multiples and awards granted to these officers in early 2014.  The Compensation Committee may, in its discretion, choose to grant shares either below or above this multiple.

The guideline percentages for 2013 and the actual percentages paid for 2013 are in the following table.

Named Executive Officer	Title	Targeted Base Salary Multiple (2013)	Targeted Equity Award (in shares)(1)	Actual Base Salary Multiple(2)	2014 Award for 2013 Performance (in shares) (3)

John P. Case	Chief Executive Officer	3.00x	40,257	4.74x	63,613
Thomas A. Lewis	Vice Chairman of the Board and Former Chief Executive Officer	3.00x	56,255	4.29x	80,364
Gary M. Malino	President, Chief Operating Officer	2.00x	21,628	2.59x	27,990
Sumit Roy	Executive Vice President, Chief Investment Officer	1.75x	14,518	2.68x	22,265
Paul M. Meurer	Executive Vice President, Chief Financial Officer and Treasurer	1.75x	15,585	2.43x	21,628
Michael R. Pfeiffer	Executive Vice President, General Counsel and Secretary	1.75x	15,585	2.00x	17,812

(1)      The targeted equity award represents the value calculated by multiplying the base salary paid to the respective executive officer in 2013 by the targeted base salary multiple, and then dividing by the closing price of our common stock on January 21, 2014 of $39.30.  For Mr. Lewis, the value was calculated by multiplying his base salary in 2013 by his targeted base salary multiple, and then dividing by the closing price of our common stock on December 31, 2013, the date of the award, of $37.33.

(2)      The actual base salary multiple represents the value of the January 21, 2014 award of restricted stock, calculated by multiplying the number of shares awarded times the closing price of our common stock on such date, as a percentage of the base salary paid to the respective executive officer in 2013.  Mr. Lewis’ award was granted on December 31, 2013; the actual base salary multiple represents the value on the grant date, calculated by multiplying the number of shares awarded times the closing price of our common stock on such date, as a percentage of his 2013 base salary.

(3)      The grants of restricted stock represent the awards to each of the named executive officers based on 2013 performance.

Non-recurring Promotion and Transaction Related Grants

During 2013, additional grants were made to certain named executive officers as compensation for non-recurring events and transactions that occurred during the year.  During March 2013, grants were made to Mr. Case, Mr. Roy, and Mr. Pfeiffer as compensation for their roles in the successful completion of the ARCT acquisition. Additionally, during September 2013, grants were made to Mr. Case in connection with his promotion to CEO.

The number of non-recurring shares granted during 2013 is summarized in the following table:

Named Executive Officer	Title	ARCT Equity Award (in shares)	Promotion Time-based Equity Award (in shares)	Promotion Performance- based Equity Award (in shares)	Total non- recurring Equity Award (in shares)

John P. Case	Chief Executive Officer	22,989	77,180	51,454	151,623
Sumit Roy	Executive Vice President, Chief Investment Officer	9,195	-	-	9,195
Michael R. Pfeiffer	Executive Vice President, General Counsel and Secretary	4,598	-	-	4,598

As a result of Mr. Case’s promotion to Chief Executive Officer, as described in his employment agreement, the Compensation Committee set Mr. Case’s salary level at $800,000 beginning in 2014, and set a target cash bonus amount of 200% of salary.  In keeping with our broader compensation philosophy, the salary level and resulting level of cash compensation is materially consistent with the peer market median for both such components.  Additionally, although Mr. Case is an internal promotion as opposed to an external CEO hire, recognizing Mr. Case’s relatively short tenure at the company, the Compensation Committee determined it was appropriate and in stockholders’ best interests to provide a one-time equity grant that partially vests subject to ongoing future performance (as further detailed below) and one that vests separately over time.  The Compensation Committee believes that this promotes ongoing retention amidst a very competitive environment in the net-lease sector, further aligns Mr. Case’s interests with those of our stockholders, and continually motivates him to focus on a variety of key performance metrics.

Typically 100% of equity awards granted to our executive officers are based on our performance, however, the Compensation Committee determined that it was appropriate to award a portion of the equity awards granted to our CEO upon his promotion in September 2013 as a time-vesting equity award.  In connection with Mr. Case’s appointment as Chief Executive Officer, he was granted 77,180 shares of restricted common stock (the “2013 Time Award”). The 2013 Time Award vests ratably on December 31 of 2013, 2014, 2015 and 2016, subject to Mr. Case’s continued employment through the applicable vesting date. Additionally, Mr. Case was granted 51,454 shares of restricted common stock (the “2013 Performance Award”). The 2013 Performance Award vests over the term of his employment agreement on December 31 of 2013, 2014, 2015 and 2016 based on the performance metrics set forth below, with a maximum of 12,864 shares that can vest at each date. The vesting of such shares will be based on our achievement relative to the following seven annual performance metrics (with a range of 0 to 3,676 shares per performance metric): (i) adjusted funds from operations available to common stockholders per share growth, (ii) dividend per share growth, (iii) interest coverage ratio, (iv) fixed charge coverage ratio, (v) debt to adjusted earnings before interest, taxes, depreciation and amortization, (vi) portfolio occupancy and (vii) acquisitions (each, a “Performance Metric”).

If the company achieves at or below the “poor” threshold for the applicable calendar year with respect to an applicable Performance Metric, then none of the shares of our restricted common stock subject to such Performance Metric’s tranche will vest. If we achieve within the range of the “average,” “good,” “excellent” or “outstanding” threshold for the applicable calendar year with respect to an applicable Performance Metric, then 75%, 125%, 150% or 200%, respectively, of a targeted 1,838 shares subject to such Performance Metric’s tranche will vest. However, in no event will more than an aggregate of 12,864 shares of our common restricted stock vest with respect to any calendar year, and no more than 51,454 shares will vest, in the aggregate, pursuant to the 2013 Performance Award.

Other Benefits

We provide medical and other benefits to our named executive officers that are similar to those benefits offered to our full-time employees, including employer matching contributions to their 401(k) savings accounts and coverage under a health and disability insurance program.

When the Compensation Committee believes that it is necessary, we will occasionally supply perquisites to a Named Executive Officer.  During 2013, we reimbursed Mr. Case for legal fees and expenses of $25,000 incurred in connection with the negotiation of his Amended and Restated Employment Agreement. The Compensation Committee reviews such perquisites and other benefits provided to our executive officers as part of its overall review of executive compensation. The

Compensation Committee has determined the type and amount paid in perquisites to be within the appropriate range of competitive compensation practices.

Severance and Change in Control Arrangements

We have employment agreements with each of our named executive officers, and other executive officers, which provide for severance payments and other benefits to the officers if their employment is terminated by us without cause or by the executive due to a constructive termination, including any such termination following a change of control of us.  We do not provide any tax gross-up payments.

In general, the employment agreements provide that in the event of a change in control, without termination, no cash payments will be made to our named executive officers.  The only benefit they are entitled to is the accelerated vesting of their outstanding equity awards. In the event of a change in control and a qualifying termination within 12 months after the change in control, we will provide severance equal to 18 months of base salary plus the average bonus paid over the past three years, and we will provide continued medical insurance for 18 months (or, with respect to Mr. Case, 12 months) following termination.  In the event a qualifying termination occurs prior to, or later than 12 months following a change of control, the benefits equal 12 months of base salary plus the average bonus paid over the past three years, and we will provide continued medical insurance for 12 months following termination.  Also in general, in accordance with the terms of our restricted stock agreements, upon a qualifying termination or change of control, the vesting of all unvested shares of restricted stock accelerates.

In the event of a change in control termination, Mr. Case’s employment agreement also provides for a severance equal to (a) 36 months of base salary, plus three times his “bonus amount,” which is generally defined to mean (i) Mr. Case’s target bonus (for a termination in 2013, 2014, or 2015), (ii) the average of the last two years’ cash bonus paid to Mr. Case (for a termination in 2016) or (iii) the average of the last three years’ cash bonus paid to Mr. Case (for a termination in 2017 or later); (b) a prorated portion of his target bonus for the partial fiscal year; (c) any accrued but unpaid wages and accrued but unused vacation pay; and (d) any unearned but unpaid annual bonus with respect to the prior fiscal year.  In the event of a qualifying termination, Mr. Case’s employment agreement also provides for a severance equal to (a) 24 months of base salary, plus two times his “bonus amount,” as defined above; (b) any accrued but unpaid wages and accrued but unused vacation pay; and (c) any unearned but unpaid annual bonus with respect to the prior fiscal year.

The Compensation Committee believes these benefit levels are reasonable.  The payments and benefit levels under the employment agreements did not influence and were not influenced by other elements of compensation. The agreements were designed to help attract and retain key employees, preserve employee morale and productivity and promote continuity of management in the event of an actual or threatened change in the control of us.  These change in control benefits allow executives to assess takeover bids objectively without regard to the potential impact on their individual job security.

Executive Stock Ownership Requirements

The Board of Directors has implemented stock ownership requirements for the company’s CEO, President, and the Executive Vice Presidents, to more closely align the interests of these individuals with the interests of our stockholders and to further promote the long-term growth of the price of our common stock.  The minimum share requirements were established as follows:

Position	Guideline(1)	Minimum Share Ownership Requirement

Chief Executive Officer	5 times base salary	87,565
President	4 times base salary	42,821
Executive Vice President	3 times base salary	26,488

(1)    The requirement for each person subject to these Guidelines is determined on an individual basis, first in dollars as a multiple of the executive’s annual base salary, and then by converting such amount to a fixed number of shares.

As of January 1, 2014, each executive subject to the guidelines met or exceeded the stock ownership requirements.

For each of these executives, the stock ownership requirement was determined using their base salaries as of January 1, 2013 and the average closing price of the company’s common stock for the period November 1, 2012 through December 31, 2012, and they have until January 1, 2018 to satisfy their ownership level.  For persons assuming an Executive-level position after January 1, 2013, the stock ownership requirement under these guidelines will be determined using their base salaries as of the date they become subject to these guidelines and using  the average closing common stock price for the 60 trading days prior to such date, with five years to achieve the requirement. If an individual’s share ownership requirement increases because of a change in position, a five-year period to achieve the incremental amount of shares will begin on the effective date of the change in position. All vested and unvested restricted stock awards qualify towards satisfaction of the requirement. Compliance will be evaluated on an annual basis, as of December 31 of each year.

Tax Considerations

Section 162(m) of the Code limits the deductibility of compensation paid to our Chief Executive Officer, former Chief Executive Officer and our three other most highly compensated executive officers, other than the Chief Financial Officer. To qualify for deductibility under Section 162(m), compensation (including base salary, annual bonus, stock option exercises, compensation attributable to vesting of stock grants and nonqualified benefits) in excess of $1,000,000 per year, paid to each of these executive officers, generally must be “performance-based” compensation as determined under Section 162(m). While the Compensation Committee considers whether to structure compensation so that it satisfies the “performance-based” compensation requirements under Section 162(m), the Compensation Committee balances the costs and burdens involved in doing so against the value to us, and our stockholders, of the potential tax benefits. Accordingly, the Compensation Committee reserves the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be fully deductible as a result of Section 162(m).

Despite the fact that the incentive bonuses and stock-related awards for 2013 were determined by taking into consideration certain financial and strategic goals, the Compensation Committee did not apply these factors on a strict formulaic basis. As a result, incentive bonuses and stock-related awards, granted or earned in 2013, did not satisfy the “performance-based” compensation requirements of Section 162(m).  As a result, compensation of $22.3 million, in aggregate, was not deductible from a tax perspective for 2013.  We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided we distribute to our stockholders at least 90% of our taxable income each year. As a result of the company’s tax status as a REIT, the loss of this deduction did not affect the amount of federal income tax payable by the company for its 2013 taxable year. However, the loss of this deduction increased the portion of the company’s 2013 distributions that were taxed as dividends to its stockholders and reduced the portion of such distributions treated as a return of capital. The Compensation Committee will continue to evaluate the advisability of providing performance-based compensation under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors of Realty Income Corporation, a Maryland corporation, or Realty Income, that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2014 Annual Meeting of stockholders and in Realty Income’s 2013 Annual Report on Form 10-K.

Submitted on March 10, 2014 by the members of the Compensation Committee of Realty Income’s Board of Directors.

Kathleen R. Allen, Ph.D.
A. Larry Chapman
Michael D. McKee
Gregory T. McLaughlin, Chairman

The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the company specifically incorporates the same by reference.

Summary Compensation Table

The following table sets forth information concerning the compensation earned by executive officers serving as Chief Executive Officer during the last completed fiscal year, our Chief Financial Officer, and our three other most highly compensated executive officers, or collectively, the named executive officers, for the fiscal years ended December 31, 2013, 2012 and 2011.

Name and Principal Position in 2013	Year	Salary(1)	Bonus(2)	Stock Awards(3)(4)	All other Compensation(5)	Total

John P. Case(6)	2013	$527,361	$1,500,000	$7,069,130	$33,640	$9,130,131
Chief Executive Officer	2012	350,000	600,000	900,005	8,490	1,858,495
	2011	325,000	440,000	692,023	8,340	1,465,363

Thomas A. Lewis(7)	2013	700,000	2,300,000	5,438,003	12,006	8,450,009
Vice Chairman of the Board	2012	650,000	1,625,000	2,229,992	10,338	4,515,330
and former Chief Executive Officer	2011	550,000	1,490,000	1,974,504	10,188	4,024,692

Gary M. Malino	2013	425,000	875,000	999,979	10,488	2,310,467
President and	2012	400,000	625,000	1,000,010	10,338	2,035,348
Chief Operating Officer	2011	400,000	630,000	988,604	8,868	2,027,472

Sumit Roy(8)	2013	326,042	650,000	789,314	8,310	1,773,666
Executive Vice President,	2012	250,000	375,000	249,994	8,058	883,052
Chief Investment Officer	2011	80,609	250,000	665,400	140	996,149

Paul M. Meurer	2013	350,000	650,000	711,000	8,640	1,719,640
Executive Vice President,	2012	325,000	406,000	699,997	8,490	1,439,487
Chief Financial Officer and	2011	325,000	390,000	692,023	8,340	1,415,363
Treasurer

Michael R. Pfeiffer	2013	350,000	425,000	918,186	9,168	1,702,354
Executive Vice President,	2012	325,000	406,000	699,997	9,018	1,440,015
General Counsel and	2011	325,000	390,000	692,023	8,868	1,415,891
Secretary

(1)          The amounts shown include amounts earned, but a portion of which may be deferred, at the election of the officer under our 401(k) retirement plan.

(2)          The bonuses shown were paid in January of the following year, for performance during the year shown, except for Mr. Lewis’ 2013 bonus which was paid in 2013.

(3)          Represents the grant date fair value of restricted stock grants, which is calculated by multiplying the applicable shares by the closing market price of our common stock on the date of grant as prescribed by Accounting Standards Codification Topic 718.

The stock awards shown reflect the grants of restricted stock during each of the fiscal years presented above. Our general practice is to grant our equity awards in January of each year for performance during the previous fiscal year.  However, during 2013, our restricted stock grants reflect grants for annual performance, the closing of the ARCT acquisition, and awards related to promotions (See “Grants of Plan-Based Awards Table.”) Additionally, due to Mr. Lewis’ retirement as our Chief Executive Officer in September 2013 and his executive advisory services through January 2014, Mr. Lewis’ stock award for 2013 performance was granted in December 2013 instead of January 2014, resulting in the grant of two stock awards during fiscal 2013 shown in the table above; 1) $2,438,015 grant date fair value of shares granted on January 4, 2013 related to the 2012 performance year and 2) $2,999,988 grant date fair value of shares granted on December 31, 2013 related to the 2013 performance year.

(4)          The stock awards shown reflect the grants of restricted stock during each of the fiscal years presented above. Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the grant of restricted stock on January 21, 2014, which represents the award to each of the named executive officers based on their 2013 performance, with the exception of Mr. Lewis. See footnote 4 to the “Grants of Plan-Based Awards Table.”

(5)          The following table sets forth matching contributions by us to the named executive officer’s 401(k) savings account and the cost of term life premiums paid by us in 2013.  During 2013, we reimbursed Mr. Case for legal fees and expenses of $25,000 incurred in connection with the negotiation of his Amended and Restated Employment Agreement, as listed in the table below:

Name	401(k) Matching Contributions	Group Term Life Insurance Payments	Legal Expenses

John P. Case	$7,650	$ 990	25,000
Thomas A. Lewis	7,650	4,356	-
Gary M. Malino	7,650	2,838	-
Sumit Roy	7,650	660	-
Paul M. Meurer	7,650	990	-
Michael R. Pfeiffer	7,650	1,518	-

(6)          Mr. Case was the President, Chief Investment Officer until September 3, 2013 when he became Chief Executive Officer.  Mr. Case’s compensation for 2013 includes equity incentive awards associated with this promotion and his achievements on the ARCT acquisition.

(7)          Mr. Lewis was Chief Executive Officer until September 3, 2013.  He remained with us until early 2014 to assist with the transition to Mr. Case, and continues to serve as Vice Chairman of our Board of Directors.

(8)          Mr. Roy’s employment with us began on September 6, 2011.  The amount shown for 2011 in the table above represents the pro-rated portion of his base salary of $250,000, as actually paid to him in 2011.

Grants of Plan-Based Awards Table

The following table sets forth summary information concerning all grants of plan-based awards made to the named executive officers during the 2013 fiscal year.

	Grant	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option
Name	Date(1)	Threshold	Target	Maximum	or Units(1)(3)	Awards(1)(4)(5)

John P. Case	1/4/13				22,236	$919,014
	3/11/13				22,989	1,035,884
	9/3/13				77,180	2,999,987
	9/26/13	-	51,454	51,454	-	2,114,245

Thomas A. Lewis	1/4/13				58,989	2,438,015
	12/31/13				80,364	2,999,988
Gary M. Malino	1/4/13				24,195	999,979

Sumit Roy	1/4/13				9,073	374,987
	3/11/13				9,195	414,327
Paul M. Meurer	1/4/13				17,203	711,000

Michael R. Pfeiffer	1/4/13				17,203	711,000
	3/11/13				4,598	207,186

(1)                The grant date fair value has been calculated by multiplying the closing market price of our common stock at the grant date by the number of restricted stock awards, as prescribed under Accounting Standards Codification Topic 718.

(2)                One-fourth of the performance units vest annually on December 31, 2013, 2014, 2015 and 2016, based on the achievement of seven annual performance metrics discussed on page 37. Represents the threshold, target and maximum number of shares that may vest.

(3)                Typically 100% of equity awards we grant to our executive officers are based on our performance.  The 77,180 shares of restricted stock that were granted to Mr. Case on September 3, 2013 were not awarded based on specific past or future performance metrics.  The remainder of the plan-based awards granted to Mr. Case and the other executive officers were based on performance metrics.

(4)                The stock awards shown in the table above reflect the grants of restricted stock during 2013 based on our 2012 performance, the closing of the ARCT acquisition, and awards related to promotions.  With respect to Mr. Lewis, this also includes his stock award for our 2013 performance, which was made in December 2013, reflecting his services as our Chief Executive Officer until in September 3, 2013 and his executive advisory services through January 7, 2014.  Consistent with our vesting policy his annual grant of restricted stock for his 2013 fiscal year performance vested immediately.  The grants of restricted stock for our other named executive officers for our 2013 performance were made in January 2014 consistent with past practices.  Because we believe that the information is relevant to our investors, we have chosen to present supplemental disclosure regarding the grants of restricted stock on January 21, 2014, which represent the awards to each of the named executive officers (other than Mr. Lewis)  based on their 2013 performance. The grant date fair value in the following chart has been calculated by multiplying the closing market price of our common stock at January 21, 2014 of $39.30, by the number of shares of restricted stock awarded in 2014 for 2013 performance, as prescribed under Accounting Standards Codification Topic 718:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards

John P. Case	1/21/14	63,613	$ 2,499,991
Gary M. Malino	1/21/14	27,990	1,100,007
Sumit Roy	1/21/14	22,265	875,015
Paul M. Meurer	1/21/14	21,628	849,980
Michael R. Pfeiffer	1/21/14	17,812	700,012

(5)                The Compensation Committee awards grants of restricted stock awards in accordance with the provisions of our 2012 Incentive Award Plan. The vesting schedule is as follows: (i) for employees age 55 and below at the grant date, shares vest in 20% increments on each of the first five anniversaries of the grant date; (ii) for employees age 56 at the grant date, shares vest in 25% increments on each of the first four anniversaries of the grant date; (iii) for employees age 57 at the grant date, shares vest in 33.33% increments on each of the first three anniversaries of the grant date; (iv) for employees age 58 at the grant date, shares vest in 50% increments on each of the first two anniversaries of the grant date; (v) for employees age 59 at the grant date, shares are 100% vested on the first anniversary of the grant date; and (vi) for employees age 60 and above at the grant date, shares vest immediately on the grant date.  Cash dividends are paid on our restricted stock from the date of grant.

Outstanding Equity Awards Table as of December 31, 2013

The following table sets forth summary information concerning outstanding equity awards held by each of the named executive officers as of December 31, 2013. None of the named executive officers held any exercisable or unexercisable options as of December 31, 2013.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested as of December 31, 2013(1)	Market Value of Shares or Units of Stock That Have Not Yet Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested(2)

John P. Case(3)(4)	166,249	$ 6,206,075	38,590	$ 1,440,565
Thomas A. Lewis(5)	127,256	4,750,466	-	-
Gary M. Malino(6)	81,415	3,039,222	-	-
Sumit Roy(7)	36,062	1,346,194	-	-
Paul M. Meurer(8)	56,207	2,098,207	-	-
Michael R. Pfeiffer(9)	60,805	2,269,851	-	-

(1)                The amounts in this column represent the portion of the stock awards that were granted from January 1, 2003 through December 31, 2013 to the named executive officers and that were unvested at December 31, 2013.

(2)                Market value has been calculated by multiplying the closing market price of our common stock at December 31, 2013 of $37.33 by the outstanding restricted stock awards for each named executive officer.

(3)                The time-based restricted stock awards for Mr. Case vest according to the following schedule: 15,000 shares vest on each of: 4/26/14 and 4/26/15; 19,295 shares vest on each of: 12/31/14, 12/31/15, and 12/31/16; 17,482 shares vest on 1/1/14, 18,354 shares vest on 1/1/15, 18,353 shares vest on 1/1/16, 14,260 vest on 1/1/17, 9,046 shares vest on 1/1/18 and 869 shares vest on 3/11/2018.

(4)                Performance based awards of 12,864 will vest on 12/31/14, 12/31/15, and 12/31/16, not to exceed 38,590 during the 3-year period, upon achievement of the performance metrics outlined on page 37.

(5)                The restricted stock awards for Mr. Lewis vested on 1/1/14.

(6)                The restricted stock awards for Mr. Malino vest according to the following schedule: 26,981 shares vest on 1/1/14, 22,481 shares vest on 1/1/15, 16,481 shares vest on 1/1/16, 10,633 shares vest on 1/1/17 and 4,839 shares vest on 1/1/18.

(7)                The restricted stock awards for Mr. Roy vest according to the following schedule: 4,000 shares vest on each of: 9/6/14, 9/6/15 and 9/6/15; 4,753 shares vest on 1/1/14, 5,103 shares vest on 1/1/15, 5,101 shares vest on 1/1/16, 5,103 shares vest on 1/1/17, 3,654 shares vest on 1/1/18 and 348 shares vest on 3/11/18.

(8)                The restricted stock awards for Mr. Meurer vest according to the following schedule: 18,089 shares vest on 1/1/14, 15,590 shares vest on 1/1/15, 11,590 shares vest on 1/1/16, 7,497 shares vest on 1/1/17, 3,441 shares vest on 1/1/18.

(9)                The restricted stock awards for Mr. Pfeiffer vest according to the following schedule: 18,834 shares vest on 1/1/14, 16,510 shares vest on 1/1/15, 12,509 shares vest on 1/1/16, 8,417 shares vest on 1/1/17, 4,361 shares vest on 1/1/18 and 174 shares vest on 3/11/18.

Stock Vested During 2013 Table

The following table sets forth summary information concerning the vesting of stock awards for each of the named executive officers during the year ended December 31, 2013. During the year ended December 31, 2013, none of the named executive officers held or exercised any stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)(2)	Value Realized on Vesting(3)

John P. Case	56,467	$ 2,319,820
Thomas A. Lewis	254,931	10,125,107
Gary M. Malino	79,391	3,248,810
Sumit Roy	5,448	214,744
Paul M. Meurer	62,049	2,550,750
Michael R. Pfeiffer	61,349	2,522,603

(1)           Represents the portion of the stock awards that vested on January 1, 2013 and July 1, 2013 for Messrs. Lewis, Malino, Meurer, and Pfeiffer.  For Mr. Case, this includes the portion of his stock awards that vested on January 1, 2013, April 26, 2013 and December 31, 2013.  For Mr. Lewis, this includes the portion of his stock awards that vested on January 1, 2013, July 1, 2013, and December 31, 2013.  For Mr. Roy, this includes the portion of his stock awards that vested on January 1, 2013 and September 6, 2013.

(2)           The number of shares acquired on vesting includes shares withheld to pay federal and state income taxes.

(3)           This column represents the value realized on vesting as calculated by multiplying the closing market price of our common stock on the applicable vesting dates, by the number of shares that vested.

No Pension Benefits or Nonqualified Deferred Compensation

We do not provide any retirement benefits, other than the opportunity to participate in a 401(k) plan. We do not currently sponsor any qualified or non-qualified defined benefit plans, any non-qualified defined contribution plans or deferred compensation plans. The Compensation Committee may elect to adopt such benefits if they determine that doing so is in the company’s best interest.

Potential Payments upon Termination or Change in Control

Each of the named executive officers has the right to receive severance compensation upon the occurrence of certain events as specified in their employment agreements. The employment agreements provide that the executive officers will be entitled to receive severance payments, upon a termination by us without “cause” or a “good reason” or “constructive  termination” by the executive, as applicable (each a “Qualifying Termination”), including a Qualifying Termination that occurs within 12 months after a change in control.

Qualifying Termination Not in Connection with a Change in Control. For a Qualifying Termination not in connection with a change in control each of our named executive officers is entitled to receive the following:

•            a severance payment equal to twelve months’ base salary, with twenty-four months’ base salary for our CEO;

•            an amount equal to the average of the last three years’ cash bonus paid, and for our CEO, an amount equal to two times his “bonus amount”, which is generally defined to mean (i) Mr. Case’s target bonus (for a termination in 2013, 2014 or 2015), (ii) the average of the last two years’ cash bonus paid to Mr. Case (for a termination in 2016) or (iii) the average of the last three years’ cash bonus paid to Mr. Case (for a termination in 2017 or later);

•            payment of any accrued but unpaid wages and accrued but unused vacation pay to which the executive officer may be entitled through the date of termination and, with respect to Mr. Case, any earned but unpaid annual bonus with respect to the prior fiscal year; and

•            continuation of group medical insurance coverage, at our expense, for a period of twelve months from the date of termination or until the executive officer becomes covered under another group medical insurance plan, whichever occurs first.

In addition, our time-based vesting restricted stock agreements for all employees provide that in the event of an employee’s Qualifying Termination all unvested time-based restricted stock shall immediately become vested.  If Mr. Case experiences a Qualifying Termination then (i) Mr. Case’s 2013 Performance Award will also vest in full.

Change in Control. In the event of a Qualifying Termination on or within twelve months after a change in control, each of our named executive officers is entitled to receive the following:

•            a severance payment equal to eighteen months’ base salary, with thirty-six months’ base salary for our CEO;

•            an amount equal to the average of the last three years’ cash bonuses paid, for our CEO, an amount equal to three times Mr. Case’s bonus amount, as defined above;

•            payment of any accrued but unpaid wages and accrued but unused vacation pay to which the executive officer may be entitled, through the date of termination; and, with respect to Mr. Case, any earned but unpaid annual bonus with respect to the prior fiscal year and a pro-rated portion of his target bonus for the year of termination; and

•            continuation of group medical insurance coverage, at our expense, for a period of eighteen months (or, with respect to Mr. Case, twelve months) from the date of termination or until the executive officer becomes covered under another group medical insurance plan, whichever occurs first.

In addition, outstanding restricted stock awards would be treated as set forth above in the event of a Qualifying Termination not in connection with a Change in Control.

Termination for Death or Disability. In the event that the executive officer dies, or is physically or mentally unable to perform his or her duties, the executive officer is entitled to receive his accrued but unpaid wages and accrued but unused vacation pay, if any, as of the date of his death or disability. If Messrs. Malino, Roy, Meurer, and Pfeiffer dies, pursuant to the terms of the applicable employment agreement, his heirs will be entitled to life insurance benefits under our group life insurance program. In accordance with the terms of our time-based restricted stock agreements for all employees other than Mr. Case, upon termination of employment as a result of death, all shares of unvested time-based restricted stock held by the employee will immediately vest in full, and upon termination of employment as a result of disability, all shares of unvested time-based restricted stock will continue to vest as scheduled.

In regards to Mr. Case, in the event of a termination due to death or disability, his heirs are entitled to receive the following:

•            a payment equal to twelve months’ base salary;

•            a payment equal to Mr. Case’s bonus amount, as defined above;

•            payment of any accrued but unpaid wages and accrued but unused vacation pay to which the executive officer may be entitled, through the date of termination; and any earned but unpaid annual bonus with respect to the prior fiscal year;

•            company-paid healthcare continuation coverage for Mr. Case and his dependents for a period of 12 months after the termination date, or until Mr. Case or his dependents, as applicable, become covered under another group medical insurance plan, whichever occurs first; and

•            accelerated vesting of all outstanding time-based vesting restricted stock awards and the 2013 Performance Award.

Termination due to Company Non-Renewal.  Mr. Case’s employment agreement provides that if Mr. Case’s employment is terminated because the company elects not to renew the term of the agreement or the agreement’s extended term expires, then, in each case, he would become entitled to receive the severance payments and benefits described above (for a termination due to death or disability) except Mr. Case would be entitled to receive (i) cash severance equal to the sum of (A) 18 months’ of Mr. Case’s then-current base salary and (B) 1.5 times the bonus amount, as defined above, and (ii) accelerated vesting of all time-based company equity awards and prorated vesting of all performance-based equity awards.

Retirement.  Upon Mr. Case’s “retirement” (as defined in his employment agreement), all then-outstanding company equity awards held by Mr. Case will vest in full.  Mr. Case must attain the age of at least 60 and he must have completed at least 10 consecutive years of service as an employee of the company in order to be eligible to retire.

Termination For Cause. Upon termination for failure to perform duties, the executive officer is not entitled to any payment or benefit other than the payment of accrued but unpaid wages and accrued but unused vacation pay as of the date of such termination, and the prorated vesting of the portion of unvested restricted shares that are schedule to vest at the next vesting date.

Termination by Executive Officer. The executive officer may also terminate the agreement at any time, upon two weeks’ notice to us, which will not result in any severance payments other than the payment of any accrued but unpaid wages and accrued but unused vacation pay to which the employee may be entitled, prorated through the date of termination.

The employment agreements provide that the executive officer must devote his or her full time, attention and energy to our business and may not engage in any other business activity which would interfere with the performance of his or her duties or be competitive with us, unless specifically permitted by our Board of Directors. This restriction does not prevent the executive officer from making passive investments, so long as the investment does not require the executive officer’s services in a manner that would impair the performance of his or her duties under the employment agreement.

Definitions. A “change in control” means (i) an acquisition in one transaction, or a series of related transactions of the company’s voting securities, by any individual or entity, immediately after which such person has beneficial ownership of fifty percent (50%) or more of the combined voting power of the company’s then outstanding voting securities; (ii) a contested election of directors resulting in a change in composition of at least  a majority of the members of the Board of Directors; or (iii) with limited exceptions, the consummation of a merger, consolidation or reorganization involving the company.

A “constructive termination” means an employee’s resignation of employment within 60 days of one or more of the following events which remain uncured 30 days after employee’s delivery of written notice thereof, and which resignation is effective not more than 30 days following the expiration of such cure period:  (a) a material diminution in employee’s authority, duties or responsibilities from those in effect immediately prior to such diminution; (b) a material reduction in employee’s base salary in effect immediately prior to such reduction; or (c) a material relocation by the company of employee’s principal office location greater than 40 miles from the company’s headquarters.

Termination Scenario Table

The table below estimates the payments and benefits to each of the named executive officers assuming that on December 31, 2013: (i) a Qualifying Termination occurred, not in connection with a change in control (as defined) or any other merger or consolidation of the company, (ii) a change in control and Qualifying Termination (“Change in Control Termination”) occurred, (iii) a change in control occurred, (iv) employment terminated due to death (and disability for Mr. Case), (v) with respect to Mr. Case only, his employment terminated due to his retirement or (vi) with respect to Mr. Case only, his employment terminated due the company’s non-renewal of the employment agreement.  Not included are the effects of a termination of employment as a result of disability for all named executive officers other than Mr. Case, in which case, all shares of unvested restricted stock held by the executive officer will continue to vest as scheduled, as set forth under the “Outstanding Equity Awards Table as of December 31, 2013” on page 42.  Excluded from the table below are certain benefits provided to all employees, such as accrued vacation, and benefits provided under our other insurance policies.  With the exception of medical benefits, which are to be paid monthly, the following amounts represent lump-sum payments and benefits. Mr. Lewis, our former CEO, is not included in this table because he is no longer a named executive officer entitled to termination or change in control payment or benefits.

Name and Trigger	Salary Payment(1)	Bonus Payment(2)	Medical Benefits(3)	Value of Accelerated Equity Awards(4)	Life Insurance Benefit(5)	Total
John P. Case
Qualifying Termination	$1,500,000	$ 3,000,000	$ 20,491	$ 7,646,640	-	$12,167,131
Change in Control Termination	2,250,000	4,500,000	20,491	7,646,640	-	$14,417,131
Change in Control	-	-	-	7,646,640	-	$ 7,646,640
Death or Disability	750,000	1,500,000	20,491	7,646,640	600,000	$10,517,131
Retirement	-	-	-	7,646,640	-	$ 7,646,640
Non-renewal of Employment Agreement	1,125,000	2,250,000	20,491	7,646,640	-	$11,042,131
Gary M. Malino
Qualifying Termination	425,000	710,000	15,341	3,039,222	-	$4,189,563
Change in Control Termination	637,500	710,000	23,012	3,039,222	-	$4,409,734
Change in Control	-	-	-	3,039,222	-	$3,039,222
Death	-	-	-	3,039,222	600,000	$3,639,222
Sumit Roy
Qualifying Termination	350,000	425,000	20,491	1,346,194	-	$2,141,685
Change in Control Termination	525,000	425,000	30,737	1,346,194	-	$2,326,931
Change in Control	-	-	-	1,346,194	-	$1,346,194
Death	-	-	-	1,346,194	600,000	$1,946,194
Paul M. Meurer
Qualifying Termination	350,000	482,000	20,491	2,098,207	-	$2,950,698
Change in Control Termination	525,000	482,000	30,737	2,098,207	-	$3,135,944
Change in Control	-	-	-	2,098,207	-	$2,098,207
Death	-	-	-	2,098,207	600,000	$2,698,207
Michael R. Pfeiffer
Qualifying Termination	350,000	407,000	20,062	2,269,851	-	$3,046,913
Change in Control Termination	525,000	407,000	30,093	2,269,851	-	$3,231,944
Change in Control	-	-	-	2,269,851	-	$2,269,851
Death	-	-	-	2,269,851	600,000	$2,869,851

(1)      Amount represents twelve months base salary in the case of a Qualifying Termination and eighteen months base salary in the case of a Change in Control Termination, for all officer excluding Mr. Case.  For Mr. Case, the amount represents 24 months base salary in the case of a Qualifying Termination, 36 months base salary in the case of a Change in Control Termination, twelve months base salary in the case of Death or Disability, and 18 months of base salary in the case of Non-renewal of Employment Agreement.

(2)      Amount represents the average of annual bonuses paid based on performance for 2013, 2012 and 2011 for all officer excluding Mr. Case.  For Mr. Case, the amount represents two times his bonus amount in the case of a Qualifying Termination, three times his bonus amount in the case of a Change in Control Termination, his bonus amount in the case of Death or Disability, and 1.5 times his bonus amount in the case of Non-renewal of Employment Agreement.

(3)           Amount represents continuation of group medical insurance coverage at our expense for a period of twelve months in the case of a Qualifying Termination and for eighteen months in the case of a Change in Control Termination, for all officer excluding Mr. Case.  For Mr. Case this amount represents continuation of group medical insurance coverage at our expense for a period of twelve months in the case of a Qualifying Termination, a Change in Control Termination, Death or Disability, and Non-renewal of Employment Agreement.

(4)           Amount represents the aggregate value of the acceleration of vesting of the executive officer’s restricted stock. For purposes of this calculation, each officer’s total restricted stock awards on December 31, 2013 are multiplied by our common stock closing price on December 31, 2013 of $37.33.

(5)           Amount represents life insurance benefits that would have been paid by a third-party insurance company to the beneficiaries of the named executive officers if they had died on December 31, 2013. This amount is calculated as two times the 2013 base salary of each named executive officer plus $15,000, up to a maximum amount of $600,000.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of Realty Income Corporation is comprised of independent directors as required by the listing standards of the New York Stock Exchange, or NYSE. The Audit Committee operates pursuant to a written charter, as required by the NYSE and the rules and regulations of the Securities and Exchange Commission, or the SEC, which was adopted by Realty Income’s Board of Directors. In 2013, the Audit Committee met seven times.

The role of the Audit Committee is to select and engage KPMG LLP, our independent registered public accounting firm, and to oversee Realty Income’s financial reporting process on behalf of the Board of Directors.  Management of Realty Income has the primary responsibility for the preparation of Realty Income’s consolidated financial statements as well as executing Realty Income’s financial reporting process, principles and internal controls. The independent registered public accounting firm is responsible for performing an audit of Realty Income’s consolidated financial statements and Realty Income’s internal controls over financial reporting and expressing an opinion as to the conformity of such consolidated financial statements with U.S. generally accepted accounting principles and expressing an opinion on management’s assessment of and the effectiveness of Realty Income’s internal controls over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and KPMG LLP the audit of the consolidated financial statements and the audit of internal controls over financial reporting of Realty Income, as of and for the year ended December 31, 2013. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and it has discussed with the auditors their independence from Realty Income and its management. The Audit Committee has also considered whether KPMG LLP’s preparation of tax returns, tax consulting services and other non-audit services to Realty Income is compatible with maintaining KPMG LLP’s independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Realty Income’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Submitted on March 10, 2014 by the members of the Audit Committee of Realty Income’s Board of Directors.

Kathleen R. Allen, Ph.D.
A. Larry Chapman
Gregory T. McLaughlin
Ronald L. Merriman, Chairman

The above report of the Audit Committee will not be deemed to be incorporated by reference into any filing by the company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Realty Income specifically incorporates the same by reference.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, or collectively, Insiders, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of Realty Income.  Insiders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of Forms 3, 4 and 5, and the amendments thereto, received by the company for the year ended December 31, 2013, or written representations from certain reporting persons, we believe that during the year ended December 31, 2013, all filing requirements were complied with by our executive officers, directors and beneficial owners of more than ten percent of our stock, except for the following, due to administrative oversight:

On March 15, 2013, one of our senior vice presidents sold 312 shares of common stock.  A late Form 4 was filed on May 1, 2013 to report this transaction.

RELATED PARTY TRANSACTIONS

We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, the Audit Committee shall review the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our Code of Business Ethics, and the Audit Committee either approves or disapproves the related party transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party” is: (1) any person who is, or at any time since the beginning of the company’s last fiscal year was, our director or executive officer or a nominee to become our director; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member of any of the foregoing persons, which means any spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law; and (4) any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner, principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

We had no related party transactions in 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 6, 2014, based on 207,612,524 shares of common stock outstanding on that date, certain information with respect to the beneficial ownership of shares of our common stock by (i) each director, each nominee and each named executive officer; (ii) all current directors and executive officers of Realty Income as a group; and (iii) each person known to us to own beneficially more than 5% of the outstanding shares of our common stock. Except as otherwise noted, we believe the beneficial owners of shares of our common stock listed below, based on information furnished by those owners, have sole voting and investment power with respect to their shares.

Name of Beneficial Owner	Shares of Beneficial Ownership of Common Stock of the Company	Percent of Class
John P. Case(1)	286,354	0.1
Gary M. Malino(2)	164,838	0.1
Michael R. Pfeiffer(3)	95,787	*
Paul M. Meurer(4)	84,656	*
Sumit Roy(5)	59,038	*
Thomas A. Lewis(6)	188,540	0.1
Michael D. McKee(7)	125,500	0.1
Kathleen R. Allen, Ph.D.(8)	66,000	*
Priya Cherian Huskins(9)	25,066	*
Gregory T. McLaughlin(10)	20,897	*
Ronald L. Merriman(11)	17,238	*
A. Larry Chapman(12)	10,574	*

All directors and executive officers of the company, as a group (17 persons)	1,275,570	0.6%

*Less than one-tenth of one percent

Stockholders Holding 5% or more	Shares of Beneficial Ownership of Common Stock of the Company	Percent of Class
The Vanguard Group, Inc.(13) 100 Vanguard Blvd. Malvern, PA 19355	24,758,373	11.9
BlackRock, Inc.(14) 40 East 52nd Street New York, NY 10022	17,265,879	8.3
Vanguard Specialized Funds – Vanguard REIT Index Fund(15) 100 Vanguard Blvd. Malvern, PA 19355	13,262,649	6.4

(1)          Mr. Case’s total includes 250,970 shares of unvested restricted stock and 35,384 shares of vested stock.

(2)          Mr. Malino’s total includes 82,424 shares of unvested restricted stock and 82,414 shares of vested stock, 577 of these shares are held in an IRA in the name of Mr. Malino.

(3)          Mr. Pfeiffer’s total includes 59,783 shares of unvested restricted stock and 36,004 shares owned of record by The Pfeiffer Revocable Living Trust dated November 23, 2009, of which he is a trustee and has sole voting and investment power.

(4)          Mr. Meurer’s total includes 59,746 shares of unvested restricted stock and 24,910 shares of vested stock.

(5)          Mr. Roy’s total includes 53,574 shares of unvested restricted stock and 5,464 shares of vested stock.

(6)          Mr. Lewis’ total includes 95,816 shares owned of record by The Lewis Revocable Living Trust dated January 20, 2005, of which he is a trustee and has sole voting and investment power, and 92,724 shares held in a joint account of which he and his wife have shared voting and investment power.

(7)          Mr. McKee’s total includes 93,200 shares owned of record by The McKee Family Trust dated February 11, 1995, of which he is a trustee and has shared voting and investment power, 12,800 shares owned of record by MCCR Holdings, LLC, a family limited liability company, of which he and his wife have shared voting and investment power, and 19,500 shares owned of record by an IRA, in the account of Mr. McKee.

(8)          Dr. Allen’s total includes 66,000 shares owned of record by The Allen Family Trust dated December 5, 2006, of which she is a trustee and has shared voting and investment power.

(9)          Ms. Huskins’s total includes 8,001 shares of unvested restricted stock and 17,065 shares owned of record by The Michael and Priya Huskins Revocable Trust dated February 12, 2001, of which she is a trustee and has shared voting and investment power.

(10)      Mr. McLaughlin’s total includes 8,001 shares of unvested restricted stock and 12,896 shares owned of record by The McLaughlin Family Trust dated May 28, 2009, of which he is a trustee and has shared voting and investment power.

(11)      Mr. Merriman’s total includes 7,334 shares of unvested restricted stock and 9,904 shares owned of record by The Ronald Merriman Family Trust dated July 17, 1997, of which he is a trustee and has shared voting and investment power.

(12)      Mr. Chapman’s total includes 8,001 shares of unvested restricted stock and 2,573 shares of vested stock owned of record by A. Larry Chapman and Patricia L. Chapman, Trustees of the Chapman Family Trust, dated March 18, 1998, of which he is a trustee and has sole voting power and shared investment power.

(13)      Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 12, 2014, The Vanguard Group, Inc. (“Vanguard”) has sole power to vote or direct the vote, and sole power to dispose or direct the disposition of, 441,063 and 24,421,390 shares of our common stock, respectively, and shared power to vote or direct the vote and shared power to dispose or direct the disposition of 129,400 and 336,983 shares of our common stock, respectively.  Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of the 116,783 shares of our common stock as a result of its serving as investment manager of collective trust accounts and directs the voting of these shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of the 544,480 shares of our common stock as a result of its serving as investment manager of Australian investment offerings and directs the voting of these shares.  Vanguard is an investment adviser in accordance with Section 13d-1(b)(1)(ii)(E) of the Exchange Act.

(14)      Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on January 30, 2014, BlackRock, Inc. has sole power to vote or direct the vote of 16,090,668 shares of our common stock, and sole power to dispose or direct the disposition of 17,265,879 shares of our common stock.

(15)      Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 4, 2014, Vanguard Specialized Funds – Vanguard REIT Index Fund (“Vanguard REIT Index Fund”) has sole power to vote or direct the vote of 13,262,649 shares of our common stock and does not have the power to dispose or direct the disposition of any shares of our common stock.  Vanguard REIT Index Fund is an investment company registered under Section 8 of the Investment Company Act of 1940.

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2013

The following table sets forth certain equity compensation plan information as of December 31, 2013.  We only grant shares of restricted stock under the equity plan:

Plan Category(1)	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	-	n/a	2,590,307(2)

Equity compensation plans not approved by security holders	-	n/a	-
Total	-		2,590,307

(1)                Each of our equity compensation plans has been approved by our stockholders.

(2)                Represents shares of our common stock available for issuance under our 2012 Stock Incentive Award Plan.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

Fees Paid to Independent Registered Public Accounting Firm

The fees paid to KPMG LLP, our independent registered public accounting firm, relating to 2013 and 2012 were as follows:

	2013	2012
Total audit fees(1)(2)	$ 1,524,000	$ 1,178,000

Tax fees(3)	853,000	494,000
All other fees(4)	-	450,000
Total non-audit fees	$ 853,000	$ 944,000

(1)          Includes the aggregate fees billed by KPMG LLP for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q and the audit of internal controls.  Includes $19,000 paid in 2013 and $31,000 paid in 2012 for the stand-alone audits of CRG-CS, LLC, our subsidiary.

(2)          Includes the aggregate fees billed by KPMG LLP, which are associated with the issuances of comfort letters to underwriters and review of registration statements in connection with the issuance of consents totaling approximate $131,000 in 2013 and $400,000 in 2012.

(3)          Includes the aggregate fees billed by KPMG LLP for tax services. Tax services consisted of tax return preparation and tax compliance.  2012 fees include $294,000 of tax due-diligence on the acquisition of American Realty Capital Trust, Inc. that closed on January 22, 2013.

(4)          Includes the aggregate fees billed by KPMG LLP for services other than those separately disclosed.  The services consisted of due-diligence on the acquisition of American Realty Capital Trust, Inc., other than tax due diligence discussed in footnote 3 above.

Pre-Approval Policies and Procedures

The Audit Committee’s charter provides that the Audit Committee has the sole authority and responsibility to pre-approve all audit and permitted non-audit services to be provided to us. Pursuant to its charter, the Audit Committee has established pre-approval policies and procedures for permitted non-audit services. The Audit Committee considers each engagement on a case-by-case basis according to certain required criteria, including the skill set necessary for the engagement and that the engagement should not involve work that would result in our registered public accounting firm eventually auditing their own work. The Audit Committee is regularly updated on the status of all outstanding engagements. If we anticipate that the fees for specific engagements may exceed the amount initially approved by the Audit Committee, the Audit Committee will consider proposals to increase the fees for such engagements on a case-by-case basis. The Audit Committee has delegated authority to its chairman to approve certain non-audit engagement fees, provided that the decisions made pursuant to this delegated authority must be presented to the full Audit Committee at its next scheduled meeting. All of the services performed by KPMG LLP in 2013 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

In order for stockholder proposals otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our proxy statement for our 2015 annual meeting of stockholders, they must be received by us at our principal office, 600 La Terraza Boulevard, Escondido, CA  92025-3873 on or before December 2, 2014.

In addition, if a stockholder desires to bring business (including director nominations) before our 2015 annual meeting of stockholders that is not the subject of a proposal timely submitted for inclusion in our 2015 proxy statement, written notice of such business, as currently prescribed in our Bylaws, must be received by our Corporate Secretary between October 22, 2014 and November 21, 2014. For additional requirements, a stockholder may refer to our current Bylaws, Article III, Section 12, “Nominations and Stockholder Business,” a copy of which may be obtained from our Corporate Secretary upon request and without charge.  If we do not receive timely notice pursuant to our Bylaws, the proposal will be excluded from consideration at the meeting.

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. When used in this annual report, the words “estimated”, “anticipated”, “expect”, “believe”, “intend” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of strategy, plans or intentions of management. Forward-looking statements are subject to risks, uncertainties, and assumptions about Realty Income Corporation, and future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, 600 La Terraza Blvd., or contact Investor Relations by telephone at (760) 741-2111. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes.  In addition, information on our website, other than our proxy statement, Notice of Annual Meeting and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

By Order of the Board of Directors,
/s/ MICHAEL R. PFEIFFER
Michael R. Pfeiffer
Executive Vice President, General Counsel and Secretary

March 21, 2014

YOUR PROXY IS IMPORTANT

WHETHER YOU OWN FEW OR MANY SHARES

Please date, sign and mail the enclosed Proxy Card today.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. REALTY INCOME CORPORATION M67502-P48613 REALTY INCOME CORPORATION SHAREOWNER SERVICES P.O. BOX 64945 ST. PAUL, MN 55164-0945 For address changes and/or comments, please check this box and write them on the back where indicated. 1a. Kathleen R. Allen, PhD. 1d. Priya Cherian Huskins 1b. John P. Case 1e. Michael D. McKee 1c. A. Larry Chapman 1g. Ronald L. Merriman 1f. Gregory T. McLaughlin VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends a vote FOR the election of the seven director nominees, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014, and FOR the resolution to approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion in the proxy statement. Proposal 1. To elect the following seven director nominees to serve until the 2015 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify: Proposal 2. Ratification of the appointment of KPMG LLP as the Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2014. Proposal 3. Non-binding advisory vote to approve the compensation of our named executive officers. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, AS INDICATED ABOVE. THE VOTES YOU ARE ENTITLED TO CAST WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! for Against Abstain ! for Against Abstain Nominees:

Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) REALTY INCOME CORPORATION ANNUAL MEETING OF STOCKHOLDERS Tuesday, May 6, 2014 9:00 a.m. Pacific Daylight Time San Diego Marriott Del Mar 1966 El Camino Real San Diego, CA 92130 This proxy is solicited on behalf of the Board of Directors of Realty Income Corporation for use at the Annual Meeting of Stockholders on May 6, 2014. The shares of stock held in your account will be voted as you specify on the reverse side. If this proxy is executed but no choice is specified, the proxy will be voted "FOR" the election of the seven director nominees, "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014, and "FOR" the resolution to approve the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related narrative discussion in the proxy statement. The votes you are entitled to cast will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting or any adjournments or postponements thereof. By signing the proxy, you acknowledge receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and you revoke all prior proxies and appoint Michael R. Pfeiffer and Gary M. Malino, and each of them as your proxies with full power of substitution in each of them, to attend the Annual Meeting and all adjournments or postponements thereof, to cast on your behalf all votes that you are entitled to cast on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof and otherwise to represent you at the Annual Meeting and all adjournments or postponements thereof with all powers possessed by you, if personally present. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Continued and to be signed on reverse side M67503-P48613